UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Sage Therapeutics, Inc.

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Sage Therapeutics, Inc.

215 First Street

Cambridge, MA 02142

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

We invite you to attend the 2021 Annual Meeting of Stockholders, or Annual Meeting, of Sage Therapeutics, Inc. which will be held online on Thursday, June 10, 2021 at 9:00 a.m. Eastern Time. You may attend the meeting virtually via the Internet at www.virtualshareholdermeeting.com/SAGE2021, where you will be able to vote electronically. You will need the 16-digit control number included with these proxy materials to attend the Annual Meeting.

The purpose of the Annual Meeting is to take the following actions:

1. to elect three directors, Elizabeth Barrett, Geno Germano, and Steven Paul, M.D., each to serve as a Class I director until the 2024 annual meeting of stockholders and until his or her successor is duly elected and qualified, subject to his or her earlier death, resignation, or removal;

2. to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021;

3. to hold a non-binding advisory vote to approve the compensation paid to our named executive officers; and

4. to transact such other business as may properly come before the meeting or any and all adjournments or postponements thereof.

The Annual Meeting will be held over the internet in a virtual meeting format, via live webcast. There will be no in-person meeting, and you will only be able to attend the Annual Meeting virtually via the webcast. Only Sage Therapeutics, Inc. stockholders of record at the close of business on April 13, 2021, will be entitled to vote at the Annual Meeting and any adjournment or postponement thereof. A complete list of registered stockholders will be available to stockholders of record during the Annual Meeting for examination at www.virtualshareholdermeeting.com/SAGE2021.

We have elected to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules. On or about April 29, 2021, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials, or Notice, containing instructions on how to access our proxy materials, including our proxy statement and our 2020 Annual Report to Stockholders, or 2020 Annual Report. We believe that providing our proxy materials over the Internet expedites stockholders’ receipt of proxy materials, lowers printing and distribution costs and reduces the environmental impact of our annual meeting. The Notice also instructs you on how to submit your proxy or voting instructions through the Internet.

The Notice also contains instructions on how to request a paper copy of our proxy materials and our 2020 Annual Report. Other stockholders, in accordance with their prior requests, have received e-mail access to our proxy materials and instructions to submit their vote via the Internet, or have been mailed paper copies of our proxy materials and a proxy card or voting instruction form.

Your vote is important. Whether or not you plan to participate in the virtual Annual Meeting, we hope you will take the time to vote your shares. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting.

By Order of the Board of Directors,

Barry E. Greene

Chief Executive Officer and Director

April 29, 2021

SAGE THERAPEUTICS, INC.

PROXY STATEMENT

FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

In this Proxy Statement, the terms “Sage,” “we,” “us,” and “our” refer to Sage Therapeutics, Inc. The mailing address of our principal executive offices is Sage Therapeutics, Inc., 215 First Street, Cambridge, Massachusetts 02142.

When are this Proxy Statement and the accompanying materials scheduled to be sent to stockholders?

We have elected to provide access to our proxy materials to our stockholders via the Internet. Accordingly, on or about April 29, 2021, we will begin mailing a Notice of Internet Availability of Proxy Materials, or Notice. Our proxy materials, including the Notice of the 2021 Annual Meeting of Stockholders, this Proxy Statement and the accompanying proxy card or, for shares held in street name (held for your account by a broker or other nominee), a voting instruction form, and the 2020 Annual Report to Stockholders, or 2020 Annual Report, will be mailed or made available to stockholders on the Internet on the same date.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission, or SEC, for most stockholders, we are providing access to our proxy materials over the Internet rather than printing and mailing our proxy materials. We believe following this process will expedite the receipt of such materials and will help lower our costs and reduce the environmental impact of our annual meeting materials. Therefore, the Notice will be mailed to holders of record and beneficial owners of our common stock starting on or about April 29, 2021. The Notice will provide instructions as to how stockholders may access and review our proxy materials, including the Notice of the 2021 Annual Meeting of Stockholders, this Proxy Statement, the proxy card and our 2020 Annual Report, on the website referred to in the Notice or, alternatively, how to request that a copy of the proxy materials, including a proxy card, be sent to a requesting stockholder by mail. The Notice will also provide voting instructions. In addition, stockholders of record may request to receive the proxy materials in printed form by mail or electronically by e-mail on an ongoing basis for future stockholder meetings. Please note that, while our proxy materials are available at the website referenced in the Notice, and our Notice of the 2021 Annual Meeting of Stockholders, this Proxy Statement and our 2020 Annual Report are available on our website, no other information contained on either website is incorporated by reference in or considered to be a part of this Proxy Statement.

Important Notice Regarding the Internet Availability of Proxy Materials

for the Stockholder Meeting to Be Held on June 10, 2021

This Proxy Statement and our 2020 Annual Report are available for viewing, printing and downloading at http://www.proxyvote.com.

Who is soliciting my vote?

Our Board of Directors, or Board of Directors, is soliciting your vote for the Annual Meeting.

When is the record date for the Annual Meeting?

The record date for determination of stockholders entitled to vote at the Annual Meeting is the close of business on April 13, 2021.

How many votes can be cast by all stockholders?

There were 58,431,248 shares of our common stock, par value $0.0001 per share, outstanding on April 13, 2021, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of our common stock held by such stockholder. We had no shares of preferred stock outstanding as of April 13, 2021.

How do I vote?

You may vote your shares over the Internet, by telephone or during the annual meeting by going to www.virtualshareholdermeeting.com/SAGE2021. If you requested and/or received a printed version of the proxy card, you may also vote by mail.

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By Internet. You may vote at www.proxyvote.com, 24 hours a day, seven days per week. You will need the 16-digit control number included on your Notice, proxy card or voting instruction form. Votes submitted through the Internet must be received by 11:59 p.m. ET on June 9, 2021.

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By Telephone. You may vote using a touch-tone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week. You will need the 16-digit control number included on your Notice, proxy card or voting instruction form. Votes submitted by telephone must be received by 11:59 p.m. ET on June 9, 2021.

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By Mail. If you received printed proxy materials, you may submit your vote by completing, signing and dating each proxy card received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy card. Proxy cards submitted by mail must be received no later than June 9, 2021.

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During the Annual Meeting. You may vote during the Annual Meeting by going to www.virtualshareholdermeeting.com/SAGE2021. You will need the 16-digit control number included on your Notice, proxy card or voting instruction form. If you previously voted via the Internet (or by telephone or mail), you will not limit your right to vote online at the Annual Meeting. Online check-in will begin at 8:45 a.m. ET on June 10, 2021. We will have technicians standing by and ready to assist you with any technical difficulties you may have accessing the virtual Annual Meeting. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the log-in page at www.virtualshareholdermeeting.com/SAGE2021.

Voting deadlines and availability of telephone and Internet voting for beneficial owners whose shares are held in “street name” by a bank, broker or nominee depend on the voting processes of the entity that holds their shares. If your shares are held in “street name,” we urge you to carefully review and follow the voting instruction form and any other materials that you might receive from the entity that is the record holder of your shares.

If you complete and submit your proxy before the Annual Meeting, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy without giving voting instructions, your shares will be voted in the manner recommended by the Board of Directors on all matters presented in this Proxy Statement, and as the persons named as proxies may determine in their discretion with respect to any other matters properly presented at the Annual Meeting. You may also authorize another person or persons to act for you as proxy in writing, signed by you or your authorized representative, specifying the details of those proxies’ authority. The original writing must be given to each of the named proxies, although it may be sent to them by electronic transmission if, from that transmission, it can be determined that the transmission was authorized by you.

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in your proxy and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

How do I revoke my proxy?

If your shares are registered directly in your name, you may revoke your proxy and change your vote at any time before the Annual Meeting. To do so, you must do one of the following:

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Vote over the Internet or by telephone as instructed above. Only your latest Internet or telephone vote is counted. You may not change your vote over the Internet or by telephone after 11:59 p.m. ET on June 9, 2021.

•	Sign a new proxy and submit it as instructed above. Only your latest dated proxy, to be received no later than June 9, 2021, will be counted.

•	Participate in the Annual Meeting virtually via the Internet and vote again. Participating in the Annual Meeting will not revoke your Internet vote, telephone vote or proxy, unless you vote again.

If a broker, bank, or other nominee holds your shares, you must contact such broker, bank, or nominee in order to find out how to change your vote.

How is a quorum reached?

Our Amended and Restated Bylaws, or Bylaws, provide that a majority of the shares entitled to vote, present at the Annual Meeting or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Under the General Corporation Law of the State of Delaware, shares that are voted “abstain” or “withheld” and, in specified circumstances, broker “non-votes,” are counted as present for purposes of determining whether a quorum is present at the Annual Meeting.

How is the vote counted?

In accordance with our Bylaws, directors are elected by a plurality of the votes properly cast by the stockholders entitled to vote on the election of directors at the Annual Meeting. Under our Bylaws, any proposal other than an election of directors is decided by a majority of the votes properly cast for and against such proposal, except where a larger vote is required by law or by our Amended and Restated Certificate of Incorporation, or Certificate of Incorporation, or Bylaws. Abstentions and broker “non-votes” are not included in the tabulation of the voting results on any such proposal and, therefore, do not have an impact on such proposals. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have or did not exercise discretionary voting power with respect to that item or has not received instructions from the beneficial owner.

If your shares are held in “street name” by a brokerage firm, your brokerage firm is required to vote your shares according to your instructions. If you do not give instructions to your brokerage firm, the brokerage firm will still be able to vote your shares with respect to “discretionary” items, but will not be allowed to vote your shares with respect to “non-discretionary” items. Proposals 1 and 3 are “non-discretionary” items. If you do not instruct your broker how to vote with respect to those proposals, your broker may not vote for those proposals, and those votes will be counted as broker “non-votes.” Proposal 2 is considered to be a discretionary item, and your brokerage firm will be able to vote on this proposal even if it does not receive instructions from you.

Who pays the cost for soliciting proxies?

We are making this solicitation and will pay the entire cost of preparing and distributing the Notice and our proxy materials and soliciting votes. If you choose to access the proxy materials or vote over the Internet, you are responsible for any Internet access charges that you may incur. Our officers and employees may, without compensation other than their regular compensation, solicit proxies through further mailings, personal conversations, facsimile transmissions, e-mails, or otherwise. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning, and tabulating the proxies. We have engaged The Proxy Advisory Group, LLC to assist in the solicitation of proxies and provide related advice and informational support, for a services fee, plus customary expense disbursements, which are not expected to exceed $20,000 in total.

How are matters submitted for consideration at an annual meeting?

Stockholder proposals intended to be presented at the next annual meeting of our stockholders after the upcoming Annual Meeting must satisfy the requirements set forth in the advance notice provisions under our Bylaws. To be timely for our next annual meeting of stockholders, any such proposal must be delivered in writing to our Secretary at 215 First Street, Cambridge, Massachusetts 02142 between the close of business on February 10, 2022 and March 12, 2022. If the next annual meeting of the stockholders is scheduled to take place before May 11, 2022, or after August 9, 2022, notice by the stockholder must be delivered no later than the close of business on the later of (1) the 90th day prior to such annual meeting or (2) the 10th day following the day on which public announcement of the date of such meeting is first made.

In addition, any stockholder proposal intended to be included in the proxy statement for the next annual meeting of our stockholders in 2022 must satisfy the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and be received not later than December 30, 2021. If the date of such annual meeting is moved by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received within a reasonable time before we begin to print and send proxy materials. If that happens, we will publicly announce the deadline for submitting a proposal in a press release or in a document filed with the SEC.

OVERVIEW OF PROPOSALS

This Proxy Statement contains three proposals requiring stockholder action. Proposal 1 requests the election of three Class I directors to the Board of Directors. Proposal 2 requests the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. Proposal 3 requests a non-binding advisory vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement. Each of the proposals is discussed in more detail in the pages that follow.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors is divided into three classes. One class is elected each year at the annual meeting of stockholders for a term of three years. Vacancies on the Board of Directors may be filled exclusively by the affirmative vote of a majority of the remaining directors, even if less than a quorum is present, and may not be filled by holders of our common stock. A director elected by the Board of Directors to fill a vacancy in a class shall hold office for the remainder of the full term of that class, and until the director’s successor is duly elected and qualified or until his or her earlier death, resignation, or removal.

The terms of the Class I directors are scheduled to expire on the date of the upcoming Annual Meeting. Based on the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors, or Nominating and Corporate Governance Committee, the Board of Directors’ nominees for election by the stockholders are the following current Class I members: Elizabeth Barrett, Geno Germano, and Steven Paul, M.D. If elected, each nominee will serve as a director until the annual meeting of stockholders in 2024 and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, or removal.

The names of and certain information about the directors in each of the three classes are set forth below.

It is intended that proxies will be voted, unless otherwise indicated, for the election of the Class I director nominees to the Board of Directors. Each of the nominees has indicated his or her willingness to serve as a Class I director if elected. We have no reason to believe that any nominee will be unable to serve. If any of the nominees should for any reason be unable or unwilling to serve at any time prior to the Annual Meeting, however, the proxies may be voted for the election of such substitute nominee as the Board of Directors may designate.

Nominees for Class I Directors

The names of the nominees for Class I directors and certain information about each as of April 13, 2021, are set forth below.

Name	Positions and Offices Held with Sage	Director Since	Gender	Age
Elizabeth Barrett	Director	2019	Female	58
Geno Germano	Director	2016	Male	60
Steven Paul, M.D.	Director	2011	Male	70

Directors Whose Terms Do Not Expire at the Annual Meeting

The names of and certain information as of April 13, 2021 about the members of the Board of Directors who are not standing for re-election at this year’s Annual Meeting are set forth below.

Name	Positions and Offices Held with Sage	Director Since	Class and Year in Which Term Will Expire	Gender	Age
Michael F. Cola	Director	2014	Class III—2023	Male	61
James M. Frates	Director	2014	Class II—2022	Male	53
Barry E. Greene	Director, Chief Executive Officer	2020	Class III—2023	Male	58
George Golumbeski, Ph.D.	Director	2019	Class II—2022	Male	63
Jeffrey M. Jonas, M.D.	Director, Chief Innovation Officer	2013	Class III—2023	Male	68
Kevin P. Starr	Chair of the Board of Directors	2011	Class II—2022	Male	58

Set forth below are the biographies of each director, as well as a discussion of the particular experience, qualifications, attributes, and skills that led our Board of Directors to conclude that each person nominated to serve or currently serving on our Board of Directors should serve as a director. In addition to the information presented below, we believe that each director meets the minimum qualifications established by the Nominating and Corporate Governance Committee for our directors.

Elizabeth (Liz) Barrett. Ms. Barrett has served as a member of our Board of Directors since January 2019. Ms. Barrett has served as President and Chief Executive Officer and a board member of UroGen Pharma Ltd., a commercial-stage biopharmaceutical company since January 2019. She previously served as Chief Executive Officer of Novartis Oncology, or Novartis, from February to December 2018. Prior to Novartis, she was Global President, oncology at Pfizer Inc., or Pfizer, from 2015 to 2018. From 2009 to 2015, she held a series of leadership positions at Pfizer, including President, Europe, Global Innovative Pharma, President, North America, and President, US Oncology business unit. Prior to Pfizer, from 2006 to 2009, Ms. Barrett was Vice President and General Manager of the Oncology business unit at Cephalon Inc. She also held senior roles across multiple market sectors at Johnson & Johnson from 1993 to 2006. Ms. Barrett received a B.S. from the University of Louisiana and an M.B.A. from Saint Joseph’s University. We believe Ms. Barrett’s qualifications to sit on our Board of Directors include her executive experience and years of leadership in the pharmaceutical industry.

Michael F. Cola. Mr. Cola has served as a member of our Board of Directors since September 2014. He currently serves as Chief Executive Officer and a board member of Cerecor, Inc., a biopharmaceutical company, a position he has held since February 2020. Prior to Cerecor, Mr. Cola served as Chief Executive Officer of Aevi Genomic Medicine, Inc., or Aevi, a biopharmaceutical company formerly named Medgenics, Inc. from 2013 to February 2020. Prior to joining Aevi, from 2005 to 2012, he served as president of specialty pharmaceuticals at Shire plc, or Shire, a global specialty pharmaceutical company. Previously, from 2000 to 2005, Mr. Cola served as a Growth Capital Provider and President of the life sciences group for Safeguard Scientifics, Inc., where he served as Chairman and Chief Executive Officer of Clarient, Inc., and Chairman of Laureate Pharma, Inc. In addition, Mr. Cola has held senior positions in product development and commercialization at Astra Merck Inc. and AstraZeneca plc. He also currently serves on the board of directors of Vanda Pharmaceuticals Inc., Phathom Pharmaceuticals, Inc. and Nupathe Inc. Mr. Cola received a B.A. in biology and physics from Ursinus College and an M.S. in biomedical science from Drexel University. We believe Mr. Cola’s qualifications to sit on our Board of Directors include his extensive experience working for various pharmaceutical and biotechnology companies.

James M. Frates. Mr. Frates has served as a member of our Board of Directors since May 2014. Since January 2021, Mr. Frates has served as the Chief Financial Officer of Amylyx Pharmaceuticals, Inc., a pharmaceutical company focused on developing new treatments for amyotrophic lateral sclerosis (ALS), Alzheimer’s disease and other neurodegenerative diseases. Mr. Frates previously served as Senior Vice President and Chief Financial Officer of Alkermes plc from September 2011 until January 2021. From 2007 to 2011, Mr. Frates served as Senior Vice President and Chief Financial Officer of Alkermes, Inc. From 1998 to 2007, Mr. Frates served as Vice President, Chief Financial Officer and Treasurer of Alkermes, Inc. From 1992 to 1994 and 1996 to 1998, he was employed at Robertson, Stephens & Company, most recently as a Vice President in Investment Banking. Prior to that time, he was employed at Morgan Stanley & Co. Mr. Frates earned an A.B. in government from Harvard College and an M.B.A. from Harvard Business School. We believe Mr. Frates’ qualifications to sit on our Board of Directors include his leadership experience, financial expertise, business judgment and industry knowledge.

Geno Germano. Mr. Germano has served as a member of our Board of Directors since July 2016. Since August 2018, Mr. Germano has served as President and Chief Executive Officer and a board member of Elucida Oncology, Inc., a biotechnology company. He previously served as President of Intrexon Corporation, or Intrexon, a leader in engineering and industrialization of biology, from June 2016 to March 2017. Prior to joining Intrexon, from 2014 to February 2016, Mr. Germano was Group President of the Global Innovative Pharma Business of Pfizer, where he led a growing global $14 billion business with market-leading medicines and an extensive portfolio of late-stage development candidates in several therapeutic areas. Mr. Germano was also Co-Chair of the Portfolio Strategy and Investment Committee at Pfizer from 2013 to February 2016. Previously, from 2009 through 2013, Mr. Germano served as President and General Manager of Pfizer’s Specialty Care and Oncology business units where he led commercial, medical, and post proof-of-concept pipeline strategy and development across global markets. Additionally, in the past five years, Mr. Germano has served on the board of directors of Bioverativ Inc., The Medicines Company and Precision Biosciences, Inc. Mr. Germano received his B.S. in Pharmacy from Albany College of Pharmacy. We believe Mr. Germano’s qualifications to serve on our Board of Directors include his over 30 years of experience in the pharmaceutical industry and his consistent track record of improving operating performance and increasing shareholder value, including across numerous leadership roles in multiple therapeutic categories and global markets at several pharmaceutical companies.

George S. Golumbeski, Ph.D. Dr. Golumbeski has served as a member of our Board of Directors since January 2019. Dr. Golumbeski previously served as the President of GRAIL, Inc., a health-care company focused on the early detection of cancer, from August 2018 to September 2019. From 2009 to April 2018, Dr. Golumbeski was employed by Celgene Corporation, or Celgene, as Senior Vice President of Business Development. Prior to Celgene, Dr. Golumbeski was Vice President of Business Development, Licensing, and Strategy at Novartis. Earlier in his career, he held leadership positions at Elan Pharmaceuticals Inc. and Schwarz Pharma AG, where he focused on neurology and neuropsychiatry therapeutics. In the past five years, Dr. Golumbeski has served on the board of directors of Shattuck Labs, Inc. and MorphoSys AG, each a public biotechnology company, and on the boards of directors of various private companies. Dr. Golumbeski received a B.A. in Biology from the University of Virginia and a Ph.D. in Genetics from the University of Wisconsin—Madison. We believe Dr. Golumbeski’s qualifications to sit on our Board of Directors include his years of experience in research and development, business development transactions and leadership at various pharmaceutical companies.

Barry E. Greene. Mr. Greene has served as our Chief Executive Officer and President since December 2020 and as a member of our Board of Directors since October 2020. Mr. Greene served as President of Alnylam Pharmaceuticals, Inc., or Alnylam, a public biopharmaceutical company, from 2007 through September 2020, and served as its Chief Operating Officer from 2003 to September 2016. Prior to Alnylam, he was General Manager of Oncology at Millennium Pharmaceuticals, Inc., a public biopharmaceutical company. Prior to joining Millennium in 2001, Mr. Greene served as Executive Vice President and Chief Business Officer for Mediconsult.com, a healthcare consulting company. Prior to joining Mediconsult.com, Mr. Greene’s experience included serving as Vice President of Marketing and Customer Services for AstraZeneca (formerly AstraMerck), a pharmaceutical company; Vice President, Strategic Integration with responsibility for the AstraZeneca North American post-merger integration; and a partner of Andersen Consulting, a consulting company. Mr. Greene has served as a member of the boards of directors of Karyopharm Therapeutics, Inc., since 2013; Acorda Therapeutics, Inc., since 2007; and BCLS Acquisition Corporation, since 2020. Mr. Greene received his B.S. in Industrial Engineering from the University of Pittsburgh and served as a Senior Scholar at Duke University’s Fuqua School of Business. We believe Mr. Greene’s qualifications to sit on our Board of Directors include his extensive experience and leadership in the healthcare and biopharmaceutical industries.

Jeffrey M. Jonas, M.D. Dr. Jonas has served as our Chief Innovation Officer and as the Chair of the Science and Technology Forum since December 2020 and as a member of our Board of Directors since August 2013. Prior to assuming his role as Chief Innovation Officer, Dr. Jonas had served as our President and Chief Executive Officer since August 2013. From 2012 to 2013, Dr. Jonas served as the President of the Regenerative Medicine Division of Shire plc, or Shire, a global specialty pharmaceutical company, and from 2008 to 2012 as Senior Vice President of Research and Development, Pharmaceuticals at Shire. Dr. Jonas served from 2007 to 2008 as the Executive Vice President of Ionis Pharmaceuticals, Inc., formerly known as ISIS Pharmaceuticals, Inc.; from 2006 to 2007 as Chief Medical Officer and Executive Vice President of Forest Laboratories, Inc.; and from 1991 to 1996 in senior-level positions at Upjohn Laboratories. Dr. Jonas also founded AVAX Technologies, Inc. and SCEPTOR Industries, Inc., where he served as the Chief Executive Officer, President and a Director. Dr. Jonas currently serves on the board of directors of Generation Bio Co. and Karuna Pharmaceuticals, Inc., or Karuna, a biopharmaceutical company. Dr. Jonas has authored more than 150 books, scientific articles and abstracts, and has received numerous awards. Dr. Jonas received his B.A. from Amherst College and M.D. from Harvard Medical School. He completed a residency in psychiatry at Harvard Medical School, and he served as Chief Resident in psychopharmacology at McLean Hospital, Harvard Medical School. Dr. Jonas’ qualifications to sit on our Board of Directors include more than 20 years of experience on both the scientific and business sides of the pharmaceutical and healthcare industries, particularly in the central nervous system field.

Steven Paul, M.D. Dr. Paul has served as a member of our Board of Directors since September 2011. Since August 2018, Dr. Paul has served as the Chief Executive Officer and chairman of the board of directors of Karuna. Prior to joining Karuna, Dr. Paul was the President and Chief Executive Officer of biopharmaceutical company Voyager Therapeutics, Inc., or Voyager, holding that position from September 2014 to July 2018. Since September 2010, Dr. Paul has also served as a venture partner at Third Rock Ventures, LLC, or Third Rock

Ventures, a life sciences venture capital firm. From 2011 to 2014, he was a professor of neuroscience, psychiatry and pharmacology at Weill Cornell Medical College. From 2003 to 2010, Dr. Paul, as the Executive Vice President of Eli Lilly and Company, or Eli Lilly, and President of Lilly Research Laboratories, was responsible for Eli Lilly’s overall research and development efforts in oncology and biotechnology. Dr. Paul held several key leadership roles during his 17 years at Eli Lilly, including Vice President of Neuroscience (CNS) Research and Group Vice President of Discovery Research (all therapeutic areas) from 1993 to 2003. Prior to Eli Lilly, from 1988 to 1993, Dr. Paul served as Scientific Director of the National Institute of Mental Health (NIMH). Dr. Paul also served as Medical Director in the Commissioned Corps of the United States Public Health Service. Dr. Paul has been the recipient of many awards and honors and has served on numerous committees and advisory boards. Dr. Paul has also authored or co-authored over 500 papers and book chapters. Dr. Paul is an elected fellow of the American Association for the Advancement of Science and a member of the Institute of Medicine of the National Academy of Sciences. In addition to chairing the board of directors of Karuna, he is also currently on the board of directors or is a trustee of several organizations, including Voyager, Alnylam and the Foundation for the National Institutes of Health, or NIH. Dr. Paul has also served as a member of the National Institute of General Medical Sciences Advisory Council and was appointed by the Secretary of the Department of Health and Human Services as a member of the advisory committee to the Director of the NIH from 2001 to 2006. Dr. Paul was also a member of the National Advisory Mental Health Council, and is board-certified by the American Board of Psychiatry and Neurology. Dr. Paul received his B.A. in Biology and Psychology from Tulane University and his M.S. and M.D. degrees from the Tulane University School of Medicine. Dr. Paul’s qualifications to sit on our Board of Directors include his extensive career in neuroscience and his leadership and managerial experiences at various pharmaceutical and biotechnology companies and healthcare organizations.

Kevin P. Starr. Mr. Starr has served as a member of our Board of Directors since September 2011. From October 2011 to August 2013, he also served as our interim Chief Executive Officer. In 2007, Mr. Starr co-founded Third Rock Ventures, a venture capital firm where he remains a partner. From 2003 to 2007, Mr. Starr undertook a number of entrepreneurial endeavors in the life science and entertainment industries. From 2001 to 2002, Mr. Starr served as Chief Operating Officer of Millennium Pharmaceuticals, Inc., or Millennium. He also served as Millennium’s Chief Financial Officer from 1998 to 2002. In the past five years, Mr. Starr served on the board of directors of Alnylam, MyoKardia, Inc., Agios Pharmaceuticals Inc., Global Blood Therapeutics, Inc., PanOptica, Inc. and Decibel Therapeutics, Inc. Mr. Starr received an M.S. in corporate finance from Boston College and a B.S./B.A. in mathematics and business from Colby College. Mr. Starr’s qualifications to serve on our Board of Directors include his executive management roles with responsibility over key financial and business planning functions and experience in the formation, development and business strategy of multiple start-up companies in the life sciences sector.

Vote Required and Board of Directors’ Recommendation

Directors will be elected by a plurality of the votes cast by the stockholders entitled to vote on this proposal at the Annual Meeting, which means that the three nominees receiving the most votes will be elected. Broker non-votes will not affect the outcome of the election, and proxies marked to withhold authority with respect to one or more nominees will not affect the outcome of the election for such nominees.

The proposal for the election of directors relates solely to the election of Class I directors nominated by our Board of Directors.

Our Board of Directors recommends that stockholders vote FOR the election of each of the Class I director nominees listed above.

CORPORATE GOVERNANCE

Board and Committee Matters

Board Leadership and Independence. Our Board of Directors has determined that all members of the Board of Directors, except Mr. Greene and Dr. Jonas, are independent, as determined in accordance with the rules of the Nasdaq Stock Market, or Nasdaq. In making such independence determination, the Board of Directors considered the relationships that each such non-employee director has with us and all other facts and circumstances that the Board of Directors deemed relevant in determining his or her independence, including the beneficial ownership of our common stock by each non-employee director. In considering the independence of our directors, our Board of Directors considered the association of our directors with the holders of more than 5% of our common stock. There are no family relationships among any of our directors or executive officers.

The positions of our Chair of the Board of Directors, or Chair of the Board, and Chief Executive Officer are presently separated. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chair of the Board to lead the Board of Directors in its fundamental role of providing advice to and independent oversight of management. Our Board of Directors recognizes the time, effort and energy that the Chief Executive Officer must devote to the position, as well as the commitment required to serve as the Chair of the Board, particularly as the Board of Directors’ oversight responsibilities continue to grow. Our Board of Directors also believes that this structure ensures a greater role for the non-management directors in the oversight of our company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our Board of Directors. Our Board of Directors believes its administration of its risk oversight function has not been affected by its leadership structure. Although our Bylaws do not require our Chair of the Board and Chief Executive Officer positions to be separate, our Board of Directors believes that having separate positions is the appropriate leadership structure for us at this time.

Board Meetings and Committees. Our Board of Directors held seven meetings during 2020. The directors regularly hold executive sessions comprised of only independent directors at meetings of the Board of Directors. During 2020, none of our directors then in office attended less than 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of our Board of Directors on which such director then served. Continuing directors and nominees for election as directors in a given year are required to attend the annual meeting of our stockholders, barring significant commitments or special circumstances. All of our then-current directors attended the 2020 annual meeting of stockholders.

Our Board of Directors currently has three standing committees: Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.

Audit Committee. The current members of the Audit Committee are Elizabeth Barrett, Michael F. Cola, and James M. Frates, who serves as the Chair of the Audit Committee. Our Board of Directors has determined that each member of the Audit Committee is independent for Audit Committee purposes as that term is defined in the rules of the SEC and the applicable Nasdaq rules, and has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. Our Board of Directors has designated James M. Frates as an “Audit Committee financial expert,” as defined under the applicable rules of the SEC.

The Audit Committee’s responsibilities include:

•	appointing, retaining and terminating, determining the compensation of, and assessing the independence of our independent registered public accounting firm;

•	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our consolidated financial statements;

•

reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly consolidated financial statements and related disclosures, as well as critical accounting policies and practices used by us;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•

recommending, based upon the Audit Committee’s review and discussions with management and our independent registered public accounting firm, whether our audited consolidated financial statements shall be included in our Annual Report on Form 10-K;

•

monitoring and regularly reporting to our Board of Directors regarding the integrity of our consolidated financial statements and our compliance with legal and regulatory requirements as they relate to our consolidated financial statements and accounting matters;

•	preparing the Audit Committee report required by SEC rules to be included in our annual proxy statement;

•	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions; and

•	conducting or authorizing investigations into any matters within the scope of its responsibilities as it shall deem appropriate.

The Audit Committee held four meetings during 2020. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq. A copy of the Audit Committee charter is available on our website at http://investor.sagerx.com/corporate-governance.

Compensation Committee. The current members of the Compensation Committee of our Board of Directors are Steven Paul, M.D., James M. Frates and Michael F. Cola, who serves as the Chair of the Compensation Committee. Our Board of Directors has determined that each member of the Compensation Committee is “independent” as defined in the applicable Nasdaq rules.

The Compensation Committee’s responsibilities include:

•	annually reviewing and making recommendations to our Board of Directors with respect to corporate goals relevant to the compensation of our executive officers;

•

evaluating the performance of our Chief Executive Officer in light of such corporate goals and making recommendations to our Board of Directors with respect to determining the compensation of our Chief Executive Officer;

•	reviewing and approving the compensation of our other executive officers;

•	reviewing and establishing our overall management compensation philosophy and policy;

•

overseeing and administering our compensation and similar plans, including reviewing the compensation programs of peer group companies and making recommendations to the Board of Directors in order to ensure that our compensation programs and practices are competitive and supportive of our strategy and objectives;

•	reviewing and approving our policies and procedures for the grant of equity-based awards;

•	reviewing and making recommendations to the Board of Directors with respect to director compensation;

•	reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K;

•

overseeing our compliance with SEC rules regarding stockholder approval of executive compensation matters, including advisory votes on executive compensation, overseeing stockholder engagement on executive compensation matters, and considering any adjustments to executive compensation policies and practices as a result of say-on-pay proposals;

•	establishing and overseeing compliance with stock ownership guidelines for executive officers and non-employee directors; and

•

periodically reviewing the succession planning for our Chief Executive Officer and other executive officers and making such recommendations to the Board of Directors as the Compensation Committee deems advisable in order to facilitate the evaluation of potential successors to executive management positions.

The Compensation Committee held eight meetings during 2020. The Compensation Committee operates under a written charter adopted by the Board of Directors, which is available on our website at http://investor.sagerx.com/corporate-governance.

Nominating and Corporate Governance Committee. The current members of the Nominating and Corporate Governance Committee are Michael F. Cola, George Golumbeski, Ph.D., and Geno Germano, who currently serves as the Chair of the Nominating and Corporate Governance Committee. Prior to June 2020, the members of the Nominating and Corporate Governance Committee were Michael F. Cola, George Golumbeski, Ph.D., Geno Germano, and Asha Nayak, M.D., Ph.D. Dr. Nayak resigned from our Board of Directors and its committees in June 2020, immediately prior to the 2020 annual meeting of stockholders. Our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is “independent” as defined in the applicable Nasdaq rules.

The Nominating and Corporate Governance Committee’s responsibilities include:

•	developing and recommending to our Board of Directors criteria for Board of Director and committee membership;

•	establishing procedures for identifying and evaluating Board of Director candidates, including nominees recommended by stockholders;

•	reviewing the size and composition of the Board of Directors to ensure that it is composed of members containing the appropriate skills and expertise to advise us;

•	identifying individuals qualified to become members of the Board of Directors;

•	recommending to the Board of Directors the persons to be nominated for election as directors and to each of the committees of the Board of Directors;

•	developing and recommending to the Board of Directors a set of corporate governance guidelines;

•	overseeing the evaluation of the Board of Directors and its committees; and

•	periodically reviewing the Board of Directors’ leadership structure to assess whether it is appropriate given our specific corporate characteristics and circumstances.

The Nominating and Corporate Governance Committee held three meetings during 2020. The Nominating and Corporate Governance Committee operates pursuant to a written charter adopted by the Board of Directors, which is available on our website at http://investor.sagerx.com/corporate-governance.

The Nominating and Corporate Governance Committee considers candidates for Board of Director membership suggested by members of the Board of Directors and the Chief Executive Officer. Additionally, in selecting nominees for directors, the Nominating and Corporate Governance Committee will review candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the committee and/or recommended by our Board of Directors and our Chief Executive Officer. Any stockholder who wishes to recommend a candidate for consideration by the committee as a nominee for director should follow the procedures described later in this Proxy Statement under the heading “Stockholder Recommendations.” The Nominating and Corporate Governance Committee will also consider whether to nominate any person proposed by a stockholder in accordance with the provisions of our Bylaws relating to stockholder nominations as described later in this Proxy Statement under the heading “Stockholder Recommendations.”

Identifying and Evaluating Director Nominees. Our Board of Directors is responsible for filling vacancies on our Board of Directors and for nominating candidates for election by our stockholders each year in the class of directors whose term expires at the relevant annual meeting. The Board of Directors delegates the selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board of Directors and management will be requested to take part in the process, as appropriate.

Generally, the Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management, through recommendations from members of the Board of Directors, the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. Once candidates have been identified, the Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the Nominating and Corporate Governance Committee deems to be appropriate in the evaluation process. The Nominating and Corporate Governance Committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of our Board of Directors. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for approval by the Board of Directors to fill a vacancy or as director nominees for election to the Board of Directors by our stockholders each year in the class of directors whose term expires at the relevant annual meeting.

Minimum Qualifications. The Nominating and Corporate Governance Committee will consider, among other things, the following qualifications, skills and attributes when recommending candidates for selection by the Board of Directors as nominees for the Board of Directors and as candidates for appointment to the Board of Directors’ committees. The nominee shall have the highest personal and professional integrity, shall have demonstrated exceptional ability and judgment, and shall be most effective, in conjunction with the other directors and nominees to the Board of Directors, in collectively serving the long-term interests of the stockholders. Additional minimum qualifications for nominees can be found in our Corporate Governance Guidelines, including that the nominee have experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing; be highly accomplished in his or her respective field, with superior credentials and recognition; and have sufficient time and availability to devote to the affairs of Sage, particularly in light of the number of boards of directors on which he or she serves.

In evaluating proposed director candidates, the Nominating and Corporate Governance Committee may consider, in addition to the minimum qualifications and other criteria for Board of Directors membership approved by the Board of Directors from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills, depth and breadth of professional experience or other background characteristics, and independence of the proposed director candidate, the gender, racial and ethnic diversity of the Board of Directors, and the needs of the Board of Directors. Our Nominating and Corporate Governance Committee considers the value of diversity when selecting nominees. Although we have no formal policy regarding board diversity, we believe that our Board of Directors, taken as a whole, should provide a significant breadth of skills, experience, knowledge, and background.

Stockholder Recommendations. Stockholders may submit recommendations for director candidates to the Nominating and Corporate Governance Committee by sending the individual’s name and qualifications to our Secretary at Sage Therapeutics, Inc., 215 First Street, Cambridge, Massachusetts 02142, who will forward all recommendations to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Stockholder Communications. The Board of Directors provides to every stockholder the ability to communicate with the Board of Directors, as a whole, and with committees of the Board of Directors or individual directors on the Board of Directors through an established process for stockholder communication. For a stockholder communication directed to the Board of Directors as a whole, stockholders may send such communication to the attention of the Chair of the Board via U.S. Mail or expedited delivery service to: Sage Therapeutics, Inc., 215 First Street, Cambridge, Massachusetts 02142, Attention: Chair of the Board of the Directors. All such communications will be delivered to the Board of Directors. For a stockholder communication directed to a committee of the Board of Directors or to an individual director in his or her capacity as a member of the Board of Directors, stockholders may send such communication to the attention of the individual director via U.S. Mail or expedited delivery service to: Sage Therapeutics, Inc., 215 First Street, Cambridge, Massachusetts 02142, Attention: [Name of Individual Director]. We will forward any such stockholder communication to the applicable committee chair or individual director, and the Chair of the Board in his or her capacity as a representative of the Board of Directors, to whom such stockholder communication is addressed to the address specified by each such director and the Chair of the Board, unless there are safety or security concerns that mitigate against further transmission.

Risk Oversight. Our Board of Directors oversees the management of risks inherent in the operation of our business and the implementation of our business strategies. Our Board of Directors performs this oversight role by using several different levels of review. In connection with its reviews of the operations and corporate functions of our company, our Board of Directors addresses the primary risks associated with those operations and corporate functions. In addition, our Board of Directors reviews the risks associated with our company’s business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies.

Each of the committees of our Board of Directors also oversees the management of our risk that falls within the committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. Our Chief Financial Officer provides reports to the Audit Committee, and is responsible for identifying, evaluating and implementing financial risk management controls and methodologies to address any identified risks. In connection with its risk management role, our Audit Committee meets privately with representatives from our independent registered public accounting firm, and privately with our Chief Financial Officer. The Audit Committee evaluates from time to time the processes by which our exposure to risk is assessed and managed by management.

Code of Business Conduct and Ethics. We have adopted a Code of Business Conduct and Ethics, which we call our Values Code, that applies to all of our employees, consultants, officers and directors, including those officers responsible for financial reporting. The current version of the Values Code, as may be amended from time to time, is available on our website at http://investor.sagerx.com/corporate-governance. A copy of the Values Code may also be obtained, free of charge, upon a request directed to: Sage Therapeutics, Inc., 215 First Street, Cambridge, Massachusetts 02142, Attention: SVP, General Counsel. We intend to disclose any amendment or waiver of a provision of the Values Code that applies to our principal executive officer, principal financial officer, or principal accounting officer, or persons performing similar functions, by posting such information on our website (available at www.sagerx.com) and/or in our public filings with the SEC.

Corporate Governance Guidelines. Our Board of Directors has adopted corporate governance guidelines to assist and guide its members in the exercise of their responsibilities. These guidelines should be interpreted in accordance with any requirements imposed by applicable federal or state laws or regulations, Nasdaq and our Certificate of Incorporation and Bylaws. Our corporate governance guidelines are available in the corporate governance section of our website at http://investor.sagerx.com/corporate-governance. Although these corporate governance guidelines have been approved by our Board of Directors, it is expected that these guidelines will evolve over time as customary practice and legal requirements change. In particular, guidelines that encompass legal, regulatory or exchange requirements as they currently exist will be deemed to be modified as and to the extent that such legal, regulatory or exchange requirements are modified. In addition, the guidelines may also be amended by our Board of Directors at any time as it deems appropriate.

Anti-Hedging Policy. We have not adopted a formal policy specific to hedging. However, pursuant to our Insider Trading Policy, no individual deemed to be an Insider of Sage pursuant to our Insider Trading Policy may buy or sell puts, calls, other derivative securities of Sage or any derivative securities that provide the economic equivalent of ownership of any of Sage’s securities or an opportunity, direct or indirect, to profit from any change in the value of Sage’s securities or engage in any other hedging transaction with respect to Sage’s securities, at any time.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

On the recommendation of the Audit Committee, our Board of Directors has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. The Board of Directors recommends that stockholders vote for ratification of this appointment. If this proposal is not approved at the Annual Meeting, our Board of Directors will reconsider its appointment. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our stockholders’ best interests.

PricewaterhouseCoopers LLP has audited our financial statements for each fiscal year since December 31, 2013. We expect representatives of PricewaterhouseCoopers LLP to be present by webcast at the Annual Meeting, and available to respond to appropriate questions. They will have the opportunity to make a statement if they desire to do so.

PricewaterhouseCoopers LLP Fees

The following table sets forth fees billed for professional audit services and other services rendered to us by PricewaterhouseCoopers LLP and its affiliates for the fiscal years ended December 31, 2020 and December 31, 2019.

	Fiscal 2020 ($)	Fiscal 2019 ($)
Audit Fees	1,207,500	918,500
Audit-Related Fees	25,000	—
Tax Fees	82,500	220,000
All Other Fees	2,756	2,756

Total	1,317,756	1,141,256

Audit Fees. Audit fees consist of fees billed for professional services performed by PricewaterhouseCoopers LLP for the audit of our annual consolidated financial statements, the review of interim condensed consolidated financial statements, and related services that are normally provided in connection with registration statements, including the registration statements for our follow-on offerings. Included in the 2019 audit fees are $125,000 of fees billed in connection with our follow-on offering completed in February 2019.

Audit-Related Fees. Audit-related fees consist of fees billed by PricewaterhouseCoopers LLP for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements. There were no such fees incurred in 2019. In 2020, the audit-related fees were for accounting consultations related to business development activities.

Tax Fees. Tax fees consist of fees for tax-related services, including tax consulting and compliance performed by PricewaterhouseCoopers LLP. Included in the 2019 tax fees are $185,000 of fees for procedures performed in connection with a research and development tax credit study.

All Other Fees. All other fees in 2019 and 2020 consisted of fees for software programs, including a proprietary accounting research database.

Pre-Approval of Audit and Non-Audit Services

It is the policy of our Audit Committee that all services to be provided by our independent registered public accounting firm, including audit services and permitted audit-related and non-audit services, must be approved in advance by our Audit Committee.

All PricewaterhouseCoopers LLP services and fees in the fiscal years ended December 31, 2020 and 2019 were pre-approved by the Audit Committee or its properly delegated authority.

Vote Required and Board of Directors’ Recommendation

The approval of Proposal 2 requires that a majority of the votes properly cast be voted FOR this proposal. Shares that are voted “abstain” and broker non-votes will not affect the outcome of this proposal.

Our Board of Directors recommends that stockholders vote FOR ratification of the appointment of

PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending

December 31, 2021.

PROPOSAL 3

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Our Board of Directors is committed to excellence in governance. As part of this commitment, and as required by Section 14A(a)(1) of the Exchange Act, our Board of Directors is providing our stockholders with an opportunity to cast a non-binding, advisory vote to approve the compensation of our named executive officers.

As described below under “Executive Officer and Director Compensation—Compensation Discussion and Analysis,” we have developed a compensation program that is designed to attract and retain key executives responsible for our success and motivate management to enhance long-term stockholder value. The executive compensation program is designed to reward short-term and long-term performance and to align the financial interests of executive officers with the interests of our stockholders. We believe our executive compensation program strikes an appropriate balance between the implementation of responsible, measured compensation practices and the effective provision of incentives for our named executive officers to exert their best efforts for our success.

We are asking for stockholder approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement, which includes the disclosures in the “Executive Officer and Director Compensation—Compensation Discussion and Analysis” section below, and the compensation tables and the narrative discussion following the compensation tables in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement. For the reasons discussed above, our Board of Directors unanimously recommends that our stockholders vote in favor of the following resolution:

“RESOLVED, that the Company’s stockholders hereby approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2021 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, Summary Compensation Table and the other compensation related tables and disclosure.”

As this vote is advisory, it will not be binding upon our Board of Directors or the Compensation Committee and neither our Board of Directors nor our Compensation Committee will be required to take any action as a result of the outcome of this vote. However, our Compensation Committee will carefully consider the outcome of this vote when considering future executive compensation policies and decisions.

Vote Required and Board of Directors’ Recommendation

The approval of Proposal 3 requires that a majority of the votes properly cast be voted FOR this proposal. Shares that are voted “abstain” will not affect the outcome of this proposal.

Our Board of Directors recommends that stockholders vote FOR the advisory resolution approving our named executive officer compensation.

TRANSACTION OF OTHER BUSINESS

Our Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Our Compensation Committee is responsible for overseeing our compensation and benefit programs, plans and policies; administering our equity incentive plans; reviewing and approving annually all compensation decisions relating to our executive officers other than our Chief Executive Officer; and making recommendations to the full Board of Directors regarding compensation for our Chief Executive Officer and for the Board of Directors. The Compensation Committee considers recommendations from our Chief Executive Officer regarding the compensation of our executive officers other than himself. Our Compensation Committee has engaged an outside consulting firm to assist it in understanding compensation market practices and trends, benchmarking, developing competitive pay philosophies and approaches, designing our compensation programs, and in making compensation decisions.

This Compensation Discussion and Analysis discusses the principles underlying our policies and decisions with respect to the compensation of our named executive officers, and all material factors relevant to an analysis of these policies and decisions. Our named executive officers for the fiscal year ended on December 31, 2020 are:

•	Barry E. Greene, our Chief Executive Officer (effective December 15, 2020)

•	Jeffrey M. Jonas, M.D., our Chief Innovation Officer (former President and Chief Executive Officer, until December 15, 2020);

•	Kimi Iguchi, our Chief Financial Officer and Treasurer;

•	Michael Cloonan, our Chief Operating Officer (anticipated to serve until May 3, 2021; former Chief Business Officer, until May 1, 2020);

•	Anne Marie Cook, our Senior Vice President, General Counsel; and

•	Albert J. Robichaud, Ph.D., our Chief Scientific Officer.

Appointment of Sage Board Member Mr. Greene as Chief Executive Officer; Transition of Dr. Jonas to Chief Innovation Officer

On December 15, 2020, our Board of Directors appointed Mr. Greene, a member of our Board of Directors, as Chief Executive Officer of the Company. Concurrently, Dr. Jonas resigned as President and Chief Executive Officer, and was appointed Chief Innovation Officer of the Company and Chair of the Science and Technology Forum. Both Mr. Greene and Dr. Jonas remain members of our Board of Directors.

Mr. Greene’s appointment as Chief Executive Officer is the result of thoughtful succession discussions with the Board of Directors, with the aim of augmenting the Company’s executive team with a world-class leader committed to moving the Company to the next stage of growth and commercialization.

As Chief Innovation Officer and Chair of the Science and Technology Forum, Dr. Jonas will continue to advance the Company’s mission of delivering transformational medicines for people with brain health disorders, applying his well-recognized expertise and extensive drug development experience with a particular focus on development and pipeline expansion.

Stockholder Engagement

In evaluating our executive compensation program, the Compensation Committee considers a number of factors, as discussed in this Compensation Discussion and Analysis section, including any feedback we receive from our stockholders about our executive compensation program. We and our Compensation Committee have always strived to structure a compensation program that appropriately attracts, retains, and motivates a high-caliber executive team while aligning the interests of our executive team with those of stockholders. Notably, our annual say-on-pay proposals received support from at least 98.5% of the votes cast by our stockholders on the matter at the annual meetings in 2017, 2018, and 2019.

At the 2020 annual meeting of stockholders, our annual say-on-pay proposal for our 2019 compensation program received support from 61.6% of the votes cast by our stockholders on the matter. Because of this advisory vote, we concluded that a proactive stockholder engagement program should be undertaken to seek stockholder input on our executive compensation program and seek to determine the primary reasons for the 2020 say-on-pay outcome. We sent engagement invitations to our twelve largest stockholders, who collectively represented approximately 65% of our total shares outstanding, and a majority of the votes against last year’s say-on-pay proposal.

From this stockholder engagement effort, along with feedback we received during investor meetings throughout the year and input from our professional advisers concerning executive compensation trends, we noted that:

•

The majority of our major stockholders have not expressed any serious concerns about the general design of our equity incentive program, which uses grants of stock options and performance-based restricted stock units, or PSUs, as the primary incentive vehicles;

•

The largest voting against our 2019 executive compensation program at the 2020 annual meeting came from an institutional stockholder which has since divested its investment in us, and declined to engage about its voting decision;

•	One major stockholder expressed concern about the overall size and value of grants delivered annually to executives relative to the performance of our stock price; and

•	There is an overall preference for an even greater portion of equity awards to be based on performance and for us to continue to apply governance best practices.

As part of our stockholder engagement effort, we provided further detail on our compensation decision process, beginning with selecting a group of peer companies at a similar size and stage of development, benchmarking against the peer group to determine a competitive range, and targeting our compensation within that range in order to attract, retain and motivate the best talent to achieve our goals. We also described the roles which company-wide and individual performance play in all compensation decisions. As a result of our engagement effort, coupled with input from our outside advisor, the following compensation-related actions were undertaken:

•	Upon the appointment of Mr. Greene as our new Chief Executive Officer in December 2020, 62.5% of his initial equity award was in the form of performance-based stock options; and

•	Our Board agreed to establish stock ownership guidelines for our non-employee directors.

Our stockholders have the opportunity annually to cast a non-binding advisory vote in connection with compensation for our named executive officers. Consistent with the recommendation of our Board of Directors and the preference of our stockholders as reflected in the non-binding advisory vote on the frequency of future “say-on-pay” votes conducted at our 2016 annual meeting of stockholders, we intend to provide for annual non-binding advisory votes on the compensation of our named executive officers. The next non-binding advisory vote on the frequency of the non-binding advisory vote on the compensation of our named executive officers will occur at our 2022 annual meeting of stockholders.

Corporate Background and Highlights for 2020

We are a biopharmaceutical company committed to developing novel therapies with the potential to transform the lives of people with debilitating disorders of the brain. Our first product, ZULRESSO® (brexanolone) CIV injection, is approved in the U.S. for the treatment of postpartum depression, or PPD, in adults. We have a portfolio of other product candidates with a current focus on modulating two critical central nervous system, or CNS, receptor systems, GABA and NMDA. Dysfunction in these systems is implicated in a broad range of CNS disorders. We are currently targeting diseases and disorders of the brain with three key focus areas: depression, neurology and neuropsychiatry.

Because we have a pay-for-performance philosophy, actual compensation levels for our executive officers, including our named executive officers, are correlated to the achievement of corporate goals and individual performance. In 2020, due to the COVID-19 pandemic, our employees transitioned to full-time remote work, which occurred seamlessly and effectively with minimal impact on our corporate performance, as we achieved all of the 2020 corporate goals set by our Board of Directors. We had a number of major accomplishments in 2020, including the following, which factored into our performance assessment for the purposes of funding the 2020 bonus plan for all employees, including our named executive officers:

•

In October 2020, we reported interim data from the ongoing Phase 3 open-label SHORELINE Study of zuranolone (SAGE-217), a novel oral compound and GABAA receptor positive allosteric modulator, in the treatment of major depressive disorder, or MDD, showing that approximately 70% of patients successfully treated with zuranolone 30 mg in the first treatment cycle needed two or fewer treatment courses over one year. In March 2021, we reported full topline data from the zuranolone 30 mg cohort and interim data from the first treatment cycle for the 50 mg cohort, and we expect to report topline data from the zuranolone 50 mg cohort in late 2021.

•

We progressed our placebo-controlled Phase 3 clinical trial evaluating a two-week course of zuranolone 50 mg in patients with MDD, known as the WATERFALL Study, and accelerated our expected timing for the topline data readout to the first half of 2021.

•

We initiated a placebo-controlled Phase 3 clinical trial evaluating a two-week course of zuranolone 50 mg in women with PPD, known as the SKYLARK Study, and a placebo-controlled Phase 3 clinical trial evaluating a two-week course of zuranolone 50 mg, when co-initiated with a new antidepressant, in patients with MDD, known as the CORAL Study. We expect to report topline data for the SKYLARK Study and the CORAL Study in late 2021.

•

In November 2020, we entered into a collaboration and license agreement with Biogen to jointly develop and commercialize zuranolone and SAGE-324 in the U.S. and granting Biogen rights to develop and commercialize those product candidates in the rest of the world other than Japan, Taiwan and South Korea in the case of zuranolone. At that time, we also entered into a stock purchase agreement for the sale to Biogen of 6,241,473 shares of Sage common stock at a 40% premium over the 30-day volume-weighted average share price. The total potential value of the collaboration is $3.1 billion, including $1.5 billion received upon the effectiveness of the collaboration and license agreement and the closing of the stock purchase on December 31, 2020, comprised of an upfront payment of $875.0 million under the collaboration and license agreement and the $650.0 million purchase price paid by Biogen for the shares. We are also eligible to receive up to $1.6 billion in potential milestone payments under the collaboration and license agreement.

•

In our neurology franchise, we initiated a placebo-controlled Phase 2 clinical trial evaluating the safety and efficacy of SAGE-324 in patients with essential tremor, known as the KINETIC Study, in the first half of 2020. In April 2021, we and Biogen announced that the KINETIC Study had achieved its primary endpoint.

•

In our neuropsychiatry franchise, we initiated a Phase 2a open-label clinical trial evaluating SAGE-718, a positive allosteric modulator of the NMDA receptor, in patients with Parkinson’s disease cognitive dysfunction, known as the PARADIGM Study, in the second half of 2020 and prepared for the initiation of a second Phase 2a open-label trial evaluating SAGE-718 in patients with Alzheimer’s disease mild cognitive impairment and mild dementia, known as the LUMINARY Study, for which enrollment and dosing initiated in early 2021. We anticipate topline data from the PARADIGM Study in early 2021 and topline data from the LUMINARY Study in late 2021.

•

We advanced two development candidates, which we plan to advance to preclinical studies in the near-term—SAGE-319, an oral, extrasynaptic GABAA receptor preferring positive allosteric modulator that we plan to study for potential use in disorders of social interaction, and SAGE-421, an oral, NMDA receptor positive allosteric modulator that we plan to study for potential use in neurodevelopmental disorders and cognitive recovery and rehabilitation.

•	We ended the year with cash, cash equivalents, and marketable securities totaling $2.1 billion.

Significant Compensation Decisions in 2020

The Company maintains an ongoing commitment to good corporate governance principles and strong performance orientation in our compensation program by proactively reviewing our policies and program design.

In April 2020, all employees, including our then-serving named executive officers, received an equity award to incentivize and motivate them following the announcement of our 2020 restructuring. All employees received awards vesting according to the same two-year schedule, with 25% vesting in April 2021 and 75% vesting in April 2022. This vesting schedule was designed to incentivize employees during a critical time for executing on clinical and regulatory milestones and in light of the smaller number of internal resources post-restructuring. The awards to non-executive employees consisted of time-based restricted stock units, or RSUs, and stock options. The awards to executive officers, including our named executive officers consisted exclusively of stock options, which only allow the recipient to realize value if the stock price increases, in order to align our executive officers’ incentives with stockholder interests. The stock option and PSU grants made to our named executive officers in 2020 are detailed in the “Grants of Plan-Based Awards” table below.

In June 2020, to further align the interests of our Board of Directors and stockholders, our Board of Directors established stock ownership guidelines for our directors. These guidelines specify the number of shares that our directors must accumulate and hold within five years from the effective date of implementation of the guidelines, or, for future new directors, within five years from the date the director is appointed to the Board of Directors. Under the guidelines, ownership targets are set at a value greater than or equal to three times the annual retainer for service as a director. Shares owned outright and vested but unexercised “in-the-money” stock options are counted as owned for purposes of the stock ownership guidelines. We will review compliance annually, valuing stock at the fair market value on the date of review.

In connection with Mr. Greene’s appointment as our Chief Executive Officer in December 2020, we entered into an offer letter with him, dated as of December 15, 2020. Mr. Greene’s compensation package, as outlined in the offer letter, was designed after consideration of his background, global experience, and significant track record of success in research, development and commercialization, as well as the competition for executive talent in our industry, and with the input of Aon Consulting, Inc., a part of Aon plc., or Aon, the independent compensation consultant of our Compensation Committee, including peer group data and industry data. The Compensation Committee recommended this compensation to our Board of Directors, which agreed with the recommendation. See “Executive Compensation—Employment Agreements with Our Named Executive Officers” for details regarding the terms of the offer letter and Mr. Greene’s compensation. Also as described more fully below, we entered into a letter agreement with Dr. Jonas in connection with his transition into his new role as Chief Innovation Officer.

Compensation Philosophy

Our Compensation Committee believes that a well-designed compensation program should align executive interests with the drivers of growth and stockholder returns, including by supporting our achievement of our primary business goals and our ability to attract and retain employees whose talents, expertise, leadership, and contributions are expected to build and sustain growth in long-term stockholder value. As a result, we maintain a strong pay-for-performance orientation in our compensation program.

To achieve these objectives, our Compensation Committee regularly reviews our compensation policies and program design overall to ensure that they are aligned with the interests of our stockholders and our business goals, and that the total compensation paid to our employees and directors is fair, reasonable and competitive for our size and stage of development. Specifically, for our executive officers, our Compensation Committee targets base salaries within a market-competitive range for our peer group, and targets annual cash bonuses and annual long-term equity incentive awards around the market median for our peer group, with variability in actual payments based on corporate and individual performance.

Executive Compensation Elements

Key elements of our compensation programs include the following:

Compensation Element	Description	Strategic Role
Base Salary	• Fixed cash compensation • Targeted within the market-competitive range, taking into consideration each named executive officer’s individual performance, skills, and experience	• Attracts and rewards high-performing executives through market competitive pay and industry norms and reflects individual performance

Short-Term Annual Performance-Based Cash Incentives – Variable Pay

•  Annual bonus plan funding based on an assessment of overall corporate performance against annually pre-determined corporate goals. Individual performance is then assessed to determine individual bonus payout.

• Drives company-wide and individual performance • Rewards annual performance • Motivates executives to achieve performance objectives that are key to our annual operating and strategic plans

Long-Term Equity Incentives – Variable Pay

•  Annual equity awards are a mix of stock options with multi-year time-based vesting and PSUs that vest upon achievement of major clinical development, regulatory and/or commercial milestones.

•  Any realizable value earned from our equity awards is performance-based, because stock options are granted at market value at time of grant and do not result in any realizable value unless our stock price increases, and PSUs vest only if corporate strategic milestone goals are met.

•  Motivates executives to achieve multi-year strategic objectives and major clinical development, regulatory and commercial milestones

•  Focuses on sustained long-term growth

•  Aligns executive interests and stockholder interests

•  Enhances retention of key employees

Target Pay

Our Compensation Committee exercises its judgment to determine what it believes to be the appropriate level and mix of the various compensation components, after a rigorous process of reviewing benchmark information provided by the compensation consultant and other relevant data on market practices. We strive to provide our executive officers with a balance of short-term and long-term incentives to encourage and reward consistently strong performance. Ultimately, the objective in setting the balance between long-term and short-term compensation is to ensure adequate base and short-term incentive compensation to attract and retain talent, while providing incentives to maximize long-term value for our company and our stockholders.

In determining the competitive target and range for our equity awards, the primary factors we considered are the value of the equity award and percent ownership of the Company being awarded. We feel this blended approach is most appropriate for a company at our stage of development with a stock price that will vary more significantly than established companies. Because a significant amount of our executive compensation consists of long-term equity incentive awards targeted within the competitive range, the amount of compensation that a named executive officer can “realize” based on prior awards fluctuates substantially over time based on our stock price. As such, the compensation that may actually be received by the named executive officers may differ meaningfully from the grant date fair value of equity awards reported annually on the Summary Compensation Table. In determining the size of equity awards to our executive officers, including our named executive officers, the Compensation Committee considers, in addition to the value of the equity award and percent of the Company being awarded, the historical volatility of our stock price and the risks inherent in being a small biotechnology company in the early stages of commercialization with a primary focus on advancing development of our late-stage clinical portfolio, advancing our earlier-stage programs, and continuing to innovate with our robust research engine to create future stockholder value.

Role of the Compensation Consultant

For 2020, our Compensation Committee engaged Aon as its independent compensation consultant to advise on executive compensation matters including overall compensation program design, peer group development and updates, and collecting market data to inform our compensation programs for our executives and members of our Board of Directors. Aon advises the Compensation Committee on all of the principal aspects of executive compensation, including executive new hire compensation arrangements. Aon consultants attend meetings of the Compensation Committee when requested to do so. Aon reports directly to our Compensation Committee and not to management, although it meets with management for purposes of gathering information for its analyses and recommendations. Our Compensation Committee has assessed the independence of Aon consistent with Nasdaq listing standards and has concluded that the engagement of Aon does not raise any conflict of interest.

Defining and Comparing Compensation to Market Benchmarks

In evaluating the total compensation of our named executive officers, our Compensation Committee reviews publicly available compensation data and survey data provided by our compensation consultant from a peer group of publicly traded, national and regional companies in the biopharmaceutical and biotechnology industries. Our Compensation Committee considered companies with the following criteria when establishing our peer group:

•	companies whose stage of development, research and development spend and market capitalization are within a similar range to ours;

•	companies against which we believe we compete for executive talent; and

•	public companies based in the United States whose compensation and financial data are available in proxy statements or through widely available compensation surveys.

In addition to the criteria above, our Compensation Committee also considered companies which list Sage as a peer in their compensation disclosures, and peer groups selected by institutional advisory services firms as well. The Committee uses competitive compensation data from the annual total compensation study of peer companies to inform its decisions about overall compensation opportunities and specific compensation elements.

In determining the 2020 base salaries, cash bonus opportunities and equity grants for our named executive officers, our Compensation Committee relied on the following peer group, prepared by Aon and approved by the Compensation Committee in September 2019, which we call our 2020 Peer Group:

ACADIA Pharmaceuticals Inc.	FibroGen, Inc.
Agios Pharmaceuticals, Inc.	Incyte Corporation
Alexion Pharmaceuticals, Inc.	Ionis Pharmaceuticals, Inc.
Alnylam Pharmaceuticals, Inc.	Nektar Therapeutics
BioMarin Pharmaceutical Inc.	Neurocrine Biosciences, Inc.
bluebird bio, Inc.	Sarepta Therapeutics, Inc.
Blueprint Medicines Corporation	Seattle Genetics, Inc.
Exelixis, Inc.	Ultragenyx Pharmaceutical Inc.

We believe that the compensation practices of our 2020 Peer Group provided us with appropriate compensation reference points for evaluating the compensation of our named executive officers during 2020. The Compensation Committee also considers other reference points and criteria, including market factors and competition for executive talent, when establishing targeted compensation levels, such as the executive’s experience level, contributions in helping to achieve Company goals, individual performance against the executive’s individual goals where applicable, scope of responsibility, skill sets, and leadership potential, as well as the Company’s critical needs and succession planning.

Our Compensation Committee reviews the companies in our peer group annually and makes adjustments as necessary to ensure the peer group continues to properly reflect the market in which we compete for talented executives and to ensure the companies in the peer group remain appropriate. For purposes of executive compensation for 2021, our Compensation Committee, with the advice of Aon, examined our 2020 Peer Group in light of our stage of build as a commercial company, the stage of development of our clinical programs, and changes in our market capitalization, among other considerations. With reference to these and other key business metrics, companies whose market capitalization and/or whose stage of development were no longer comparable to the Company’s stage of development were removed and new companies were added to our peer group that better aligned with our stage of development and market capitalization. Larger, more mature commercial companies Alexion Pharmaceuticals, Inc., BioMarin Pharmaceutical Inc., Incyte Corporation, and Seattle Genetics, Inc. were removed from our peer group given our size and our early stage of commercialization, particularly in light of the decrease in our headcount and the narrowing of our commercialization efforts post-restructuring, and were replaced with Acceleron Pharmaceuticals, Inc., Biohaven Pharmaceutical, Inc., Deciphera Pharmaceuticals Inc., Epizyme, Inc., Global Blood Therapeutics, Inc., Insmed, Inc., Intercept Pharmaceuticals, Inc., and Intra-Cellular Therapies, Inc., which are more size-appropriate companies and at a similar stage of development. In September 2020, our Compensation Committee approved the revised peer group, which we refer to as our 2021 Peer Group, for the purpose of determining base salaries, cash bonus opportunities and equity grants for our named executive officers in 2021, consisting of the following companies:

ACADIA Pharmaceuticals Inc.	FibroGen, Inc.
Acceleron Pharmaceuticals, Inc.	Global Blood Therapeutics, Inc.
Agios Pharmaceuticals, Inc.	Insmed, Inc.
Alnylam Pharmaceuticals, Inc.	Intercept Pharmaceuticals, Inc.
Biohaven Pharmaceutical Inc.	Intra-Cellular Therapies, Inc.
bluebird bio, Inc.	Ionis Pharmaceuticals, Inc.
Blueprint Medicines Corporation	Nektar Therapeutics
Deciphera Pharmaceuticals Inc.	Neurocrine Biosciences, Inc.
Epizyme, Inc.	Sarepta Therapeutics, Inc.
Exelixis, Inc.	Ultragenyx Pharmaceutical Inc.

Key Performance Factors in Determining Executive Compensation

The biopharmaceutical industry is characterized by a very long product development cycle, including a lengthy research and development period and a rigorous regulatory approval process, including the requirements for multiple phases of human testing and the need to meet a significant number of other government requirements. While we launched our first product and became a commercial-stage company in 2019, we are still a small company and have a heavy focus on development of our clinical pipeline. Accordingly, our Compensation Committee believes that the following performance factors may best support our future growth:

•	key research and development achievements;

•	initiation and progress of clinical trials for our product candidates, particularly late-stage programs;

•	achievement of regulatory milestones, including regulatory filings for product approvals and regulatory approvals;

•	revenue results given the stage of launch, as well as other key metrics, including number of patients treated, number of sites of care, and progress on pricing and reimbursement efforts;

•	new business initiatives, including business development and financings;

•

our progress in building out key functions and capabilities to support our next stage of development, including commercial launch readiness and patient and physician education initiatives, and managing our growth while maintaining a high-performing organization and culture;

•	our ability to obtain and maintain protection of key intellectual property rights; and

•	financial and operating performance.

Compensation Objectives

Our compensation programs are designed to attract, motivate and retain qualified and talented executives, motivating them to achieve our business goals and rewarding them for superior short- and long-term performance. In particular, our compensation programs are intended (i) to reward the achievement of corporate performance against specified pre-determined quantitative and qualitative goals and individual performance in helping to achieve those goals and otherwise advance the business and (ii) to align the interests of our leadership team with those of our stockholders.

Annual Performance Reviews

Annual corporate goals are proposed by our senior leadership team in December or the first quarter of each year, reviewed by our Compensation Committee, and approved by our Board of Directors. In December or in the first quarter of the following year, our Compensation Committee, with the input of the senior leadership team, evaluates our annual corporate performance against the prior year’s corporate goals, and taking into account other corporate achievements and developments, assigns a corporate performance rating which is then assessed and approved by the full Board of Directors. Our Compensation Committee also evaluates the individual performance of our executive officers each year, with the input of our Board of Directors, in the case of our Chief Executive Officer’s individual performance, and with the input of our Chief Executive Officer, in the case of the evaluation of the other executive officers’ individual performance.

During the first quarter of each year, our Compensation Committee typically determines the compensation for such year for each of the executive officers other than our Chief Executive Officer and recommends to our Board of Directors for determination by our Board of Directors the compensation for such year for our Chief Executive Officer, including the amount of any annual equity awards, the amount of any cash incentive payments, and any changes in base salary, in each case based on the prior year’s overall corporate performance against the established corporate goals, as well as each individual executive officer’s contributions to achievement of the corporate goals and individual performance. Bonuses paid under our annual incentive bonus program are typically paid in the first quarter of the calendar year. Our Board of Directors reserves the right to approve all executive officer compensation, not just that of our Chief Executive Officer, as a full board rather than at the Compensation Committee level. In addition, our Compensation Committee or Board of Directors may apply its discretion, as it deems appropriate, in determining or recommending executive compensation. Our Compensation Committee may also periodically review the compensation of our executive officers throughout the course of the year.

Base Salary

Base salary is intended to provide compensation for day-to-day performance. The Compensation Committee believes that a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and experienced executives. Base salaries for our executive officers are intended to be competitive with those received by other individuals in similar positions at the companies with which we compete for talent. Base salaries are originally established at the time the executive is hired based on individual experience, skills and expected contributions, our understanding of what executives in similar positions at peer companies are paid, and negotiations during the hiring process. The base salaries of our executive officers are reviewed annually and may be adjusted to reflect market conditions and our executives’ performance during the prior year as well as our financial position, or if there is a change in the scope of the officer’s responsibilities.

At the beginning of 2020, our Compensation Committee approved increases in base salary for each of our then-serving named executive officers, based upon the named executive officer’s individual performance and the comparison of his or her base salary to the base salaries of executive officers in comparable positions in our 2020 Peer Group. The table below sets forth the adjustments made in 2020 to the 2019 base salary, in dollars and as a percentage, for each of our named executive officers other than Mr. Greene, who joined the Company in December 2020:

Name	2019 Base Salary ($)	2020 Base Salary ($)	Increase (%)
Barry E. Greene (1)	—	735,000	—
Jeffrey M. Jonas, M.D.	680,520	700,900	3.0
Kimi Iguchi	415,599	428,067	3.0
Michael Cloonan (2)	468,652	485,055	3.5
Anne Marie Cook	428,558	443,558	3.5
Albert Robichaud, Ph.D.	427,231	442,184	3.5

(1)	Mr. Greene was appointed as our Chief Executive Officer in December 2020 and therefore did not receive any base salary during the fiscal year ending on December 31, 2019.

(2)

Effective May 1, 2020, Mr. Cloonan was promoted to Chief Operating Officer, in connection with which the Compensation Committee, after a review of peer group data and in consultation with Dr. Jonas, approved a further increase to Mr. Cloonan’s base salary from $485,055 to $500,000.

Mr. Greene’s salary for 2020 was agreed as part of the negotiation of his employment offer letter, which is described below under “Executive Compensation—Employment Agreements with Our Named Executive Officers”. In his new role as Chief Innovation Officer and Chair of the Science and Technology Forum, Dr. Jonas will continue to advance the Company’s mission of delivering transformational medicines for people with brain health disorders, applying his well-recognized expertise and extensive drug development experience with a particular focus on development and pipeline expansion. In connection with Dr. Jonas’ transition to this new role, the Compensation Committee considered peer group data and internal comparators and adjusted his annual base salary to $625,000.

Short-Term Incentives – Performance-Based Cash Incentive Bonus Program

Our Compensation Committee has the authority to award annual performance-based cash incentive bonuses to our executive officers, other than our Chief Executive Officer, and to make recommendations to the full Board of Directors for approval of performance-based cash incentive bonuses for our Chief Executive Officer. The bonus targets for 2020 performance for our named executive officers, other than Mr. Greene, were 60% of annual base salary for Dr. Jonas, 50% of annual base salary for Mr. Cloonan, and 40% of annual base salary for each of Ms. Iguchi, Ms. Cook, and Dr. Robichaud. Mr. Cloonan’s bonus target changed from 40% of annual base salary to 50% of annual base salary in connection with his promotion to Chief Operating Officer in May 2020. The bonus targets for Ms. Iguchi, Ms. Cook and Dr. Robichaud have not changed since 2019. In connection with Dr. Jonas’ transition to the role of Chief Innovation Officer, the Compensation Committee considered peer group market data and internal comparators and decided that Dr. Jonas’ target bonus for 2021 performance would be 45% of his annual base salary. As reflected in his employment offer letter, Mr. Greene will be eligible to receive an annual bonus with a target of 65% of his annual base salary, starting with the performance year 2021.

Annual Metrics and Corporate Goals Assessment

In making its determination regarding bonuses based on performance in 2020 under our annual cash incentive program, our Compensation Committee considered our success against our 2020 corporate goals. The 2020 corporate goals and the weight attributable to each goal were approved by our Board of Directors in the first quarter of 2020. In December 2020, the Board of Directors evaluated our 2020 performance against our corporate goals and, considering Mr. Greene’s recommendation regarding the level of achievement against each goal, determined that the Company’s level of achievement was 105%. To reflect excellence in executing on the Company’s goals during the pandemic, and employees’ collaborating as a team despite working remotely and shifting resources during the year, the Board of Directors employed its discretion to add 10% for a total corporate goal assessment of 115% for all employees. A summary of the corporate goals, relative weightings, and level of achievement is set forth in the table below:

2020 Corporate Goals	Weight	Actual Performance
Win in Depression	40%	40%

•  Drive ZULRESSO® (brexanolone) CIV injection uptake in PPD: achieve target revenue, treating sites of care, and number of women with PPD treated.

•  Rapidly advance pivotal program and determine clear filing guidance for zuranolone (SAGE-217).

•  Initiate Phase 3 monotherapy study in patients with PPD (SKYLARK Study).

•  Initiate Phase 3 monotherapy study in patients with MDD (WATERFALL Study).

•  Initiate Phase 3 Study in patients with MDD co-initiated with new standard antidepressant therapy (CORAL Study).

2020 Corporate Goals	Weight	Actual Performance

•  Amend and re-initiate the SHORELINE Study to allow enrolled patients who received zuranolone 30 mg to receive retreatment with zuranolone 50 mg and add a new cohort of patients who will receive zuranolone 50 mg.

Build a Balanced and Diversified Portfolio	20%	20%

•  Neurology: Initiate Phase 2 study of SAGE-324 in patients with essential tremor. Deliver proof of concept data in essential tremor.

•  Neuropsychiatry: Initiate Phase 2a open-label study of SAGE-718 evaluating disorders in patients with impaired cognitive function and deliver cognition data in at least 5 patients treated with SAGE-718.

Fuel Research Engine	10%	10%
• Advance lead optimized-ready programs to support Investigational New Drug (IND)-enabling program.
Deliver Financial Ambitions	20%	25%
• Continue disciplined approach to spend and stay within 10% of budgeted operating expenses. • Execute a business development deal and/or financing that secures additional capital.
Build a High Impact Company	10%	10%

•  Ensure we hire, retain and engage the people needed to meet our business goals.

•  Continue our strong culture of integrity and compliance by ensuring that these principles are embedded in all aspects of our activities.

Total Company	100%	105%
Final Corporate Performance Level (reflecting Board of Directors’ decision)	—	115%

Calculation of Annual Cash Incentives

Our Compensation Committee establishes the annual performance-based cash bonus opportunity for each member of our leadership team other than our Chief Executive Officer, representing a percentage of each individual’s base salary. In February 2021, the Compensation Committee assessed the individual performance of each of our named executive officers other than Dr. Jonas, whose bonus was determined solely on the basis of the achievement of corporate goals while he was Chief Executive Officer, and therefore received a bonus equal to 115% of his target bonus for 2020, and Mr. Greene, who was not eligible for a bonus for 2020 performance given the timing of his appointment in December 2020. When he is eligible, Mr. Greene’s bonus will be determined solely on the basis of the achievement of our corporate goals. The bonuses paid to our other named executive officers excluding Mr. Greene and Dr. Jonas were a function of both attainment of corporate goals and individual performance relative to our corporate goals.

When assessing the individual performance of the named executive officers other than Mr. Greene and Dr. Jonas, the Compensation Committee considered the following contributions to our corporate goals:

Ms. Iguchi. Under Ms. Iguchi’s leadership in 2020, we exceeded our year-end cash guidance, ending the year with $2.1 billion in cash, cash equivalents, and marketable securities, versus guidance of $550 million; executed the strategic collaboration with Biogen that became effective in December 2020, which provides the Company strategic, operational, and financial flexibility, and closed the accompanying issuance and sale of $650 million of our common stock; executed on a disciplined approach to investing and prioritization with 2020 spend below budget while meeting pipeline goals; completed a necessary restructuring of the Company in April 2020; and executed on an investor relations and communications strategy which we believe contributed to investors’ understanding of the potential value of the Sage pipeline.

Mr. Cloonan. Under Mr. Cloonan’s leadership in 2020, we identified multiple potential business development opportunities and eventually negotiated and executed the strategic collaboration with Biogen; achieved our goals with respect to updated ZULRESSO revenue, sites of care and women with PPD treated; implemented a new governance model to enhance cross-functional integration with the goal of further strengthening decision-making and accountability at the Company; and progressed key cultural initiatives including initiatives on diversity, equity and inclusion. Mr. Cloonan was promoted to Chief Operating Officer in May 2020 in recognition of his strategic leadership and to drive the Company’s execution of its strategy and goals.

Ms. Cook. In 2020, Ms. Cook led the Company’s successful negotiation of the collaboration and license agreement and stock purchase agreement with Biogen and guided the leadership team on overall negotiation strategy, culminating in the collaboration becoming effective and the stock purchase closing in December 2020. Throughout 2020, Ms. Cook provided pragmatic, solution-oriented advice to the Company on a range of matters and advanced Sage’s strong culture of integrity and compliance.

Dr. Robichaud. In 2020, Dr. Robichaud led our efforts to identify two development candidates endorsed for advancement to clinical development; completed all nonclinical development studies on time to support continued advancement of zuranolone, SAGE-324, and SAGE-718; and led our information technology team and contributed to the successful recruitment of a new Chief Technology and Information Officer.

The table below shows, for each named executive officer other than Mr. Greene, such executive’s target cash incentive award under the 2020 annual cash incentive program as a percentage of the named executive officer’s annual base salary in 2020, the target cash incentive award opportunity in dollars for 2020, the 2020 corporate and individual performance-level multipliers, and the actual cash incentive award payments to our named executive officers for 2020 performance, which were paid in February 2021. To calculate each award payment, we multiplied the applicable named executive officer’s target cash incentive award opportunity by both the corporate and individual performance-level multipliers.

2020 Performance-Based Annual Cash Incentive Awards

Name	2020 Target Cash Incentive Award (% of 2020 Base Salary)	2020 Target Cash Incentive Award Opportunity ($)	2020 Corporate Bonus Plan Performance Funding	2020 Individual Performance Assessment	2020 Cash Incentive Award Payment ($)
Barry E. Greene (1)	—	—	—	—	—
Jeffrey M. Jonas, M.D.	60%	420,540	115%	—	483,621
Kimi Iguchi	40%	171,227	115%	105%	206,756
Michael Cloonan	50%	250,000	115%	110%	316,250
Anne Marie Cook	40%	177,423	115%	105%	214,239
Albert Robichaud, Ph.D.	40%	176,874	115%	100%	203,405

(1)	Mr. Greene became our Chief Executive Officer in December 2020 and was not eligible to receive a cash incentive award for 2020 performance.

Long-Term Incentives – Equity Incentive Compensation

Our equity incentive compensation program is designed to:

•	align our executive officers’ interests with those of our stockholders;

•	reward demonstrated leadership and performance;

•	retain our executive officers;

•	maintain competitive levels of executive compensation; and

•	motivate our executive officers for outstanding performance.

The market for qualified and talented executives in the biopharmaceutical industry is highly competitive, and we compete for talent with many companies that have greater financial resources than we do. Accordingly, we believe equity compensation is a crucial component of any competitive executive compensation package we offer. We typically grant equity awards to each of our executive officers upon commencement of employment; annually in conjunction with our review of individual performance; in connection with a promotion; or as a special incentive.

In recent years, equity awards for eligible employees, including our named executive officers, have taken the form of stock options with time-based vesting and performance-based restricted stock units, or PSUs. As a company that relies heavily on the use of stock options to align the interests of employees, including our named executive officers, with the interests of stockholders, we do not believe that the accounting grant date fair value should be the primary determinant of award size. Volatility is inherent in drug development, and we do not believe that employees should be rewarded with more shares due to decreases in our stock price or penalized with fewer shares due to increases in our stock price.

To this end, we use a unit-based approach to determine equity awards for all employees, including our named executive officers, and consider value of the equity award in addition to other non-value metrics, such as percent ownership of the Company being awarded, annual and multi-year potential equity plan dilution, and current value of historical awards, to ensure appropriate stewardship of the equity plan and reasonable delivery to equity recipients. To establish specific market competitive equity guidelines, we consider value of the equity award and percent ownership of the Company being awarded, using stock options as our initial measure. For our executive officers, including our named executive officers, we then split the amount for the equity types 50%/50% between time-based stock options and PSUs. Since PSUs are considered more valuable in the market than stock options because full shares are issued when PSUs vest, we use a ratio of 2:1 for time-based stock options to PSUs granted. The PSUs are only earned upon the achievement of pre-defined criteria and subject to risk of forfeiture until the goals are achieved.

In 2020, for annual equity awards, new hire equity awards, and equity awards in connection with promotions, we continued to grant a mix of stock options with time-based vesting and PSUs, and continued to manage award amounts, with the goals of maintaining broad-based equity participation, delivering value that is aligned with our compensation philosophy and proactively managing our share usage as well as dilution.

All PSUs that were granted to the named executive officers in 2020 vest upon the achievement of strategic clinical and commercial milestones approved by our Board of Directors. We believe these milestones are aligned with potential value creation for our stockholders: 40% of the shares underlying the PSUs vest upon the achievement of a key clinical milestone for zuranolone by the end of 2021; 20% of the shares underlying the PSUs vest upon the achievement of a key clinical milestone for a product candidate other than zuranolone by the end of 2023; and 40% of the shares underlying the PSUs vest upon the achievement of a key commercial milestone by the end of 2024. Accordingly, with PSUs, a portion of our named executive officers’ compensation is at risk and is directly aligned with stockholder value creation over a span of several years.

All stock options granted to our executive officers have exercise prices equal to the fair market value of our common stock on the date of grant, so that the recipient will not earn any compensation from his or her options until they are vested and unless our share price increases above the share price on the date of grant. Stock options granted to our executive officers have time-based vesting, typically vesting as to 25% of the shares on the first anniversary of their hire date or date of grant and then in equal monthly installments thereafter until the fourth anniversary of such date subject to the executive officer’s continued employment through each such date, which we believe provides an incentive to our executives to add value to the company over the long-term and to remain with Sage. Vesting of option and PSU grants to employees ceases upon termination of employment, and option exercise rights typically cease three months following termination of employment, except in the case of death or disability or where the Compensation Committee or the Board of Directors has exercised its authority to extend the relevant option exercise time period. Prior to the exercise of an option and the vesting and settlement of

PSUs, the grantee does not have any rights as a stockholder with respect to the applicable shares underlying the equity awards, including voting rights and the right to receive dividends or dividend equivalents.

All equity awards to our named executive officers are approved by our Compensation Committee, other than equity awards to our Chief Executive Officer, which are approved by the Board of Directors upon a recommendation by the Compensation Committee. Annual equity awards to our named executive officers other than our Chief Executive Officer are typically granted at one of the first few regularly scheduled meetings of the Compensation Committee of the year. Equity awards vary in size among our executive officers. In determining the equity awards to grant to a named executive officer, the Compensation Committee typically considers a number of factors, including: our performance against corporate goals during the preceding year, the named executive officer’s individual performance during the preceding year, the named executive officer’s ability to grow, and competitive levels of executive compensation for similarly situated executives based on analysis of data from our applicable peer group. In addition, our Compensation Committee reviews all components of the executive’s compensation to ensure that his or her total compensation is aligned with our overall philosophy and objectives.

The number of equity awards granted to each named executive officer as part of our 2020 annual equity grant was based in part on our performance as a company in 2019; such named executive officer’s individual performance in 2019, and analysis of data from Aon with respect to our 2020 Peer Group. Based on these factors, Dr. Jonas, Ms. Iguchi, Mr. Cloonan, Ms. Cook and Mr. Robichaud received 2020 equity grants that were around the median of our 2020 Peer Group. In addition to the annual equity award, in April 2020, all employees, including our named executive officers other than Mr. Greene, received an equity award to incentivize and motivate them after our restructuring. All employees received awards vesting according to the same two-year schedule, with 25% vesting in April 2021 and 75% vesting in April 2022. This vesting schedule was designed to incentivize employees during a critical time for executing on clinical and regulatory milestones. Awards to non-executive employees consisted of RSUs and stock options, and the awards to executive officers in April 2020 consisted exclusively of stock options, which only allow the recipient to realize value if the stock price increases, in order to align our executive officers’ incentives with stockholder interests. The stock option and PSU grants made to our named executive officers in 2020 are detailed in the “Grants of Plan-Based Awards” table below. In the case of Mr. Greene, the Board of Directors approved equity compensation in 2020 as part of the negotiation of his employment offer letter, which was granted in January 2021 and is described below under “Executive Compensation—Employment Agreements with Our Named Executive Officers”.

Executive Officer Stock Ownership Guidelines

Because of the importance of linking the interests of management and stockholders, in 2015, our Compensation Committee established stock ownership guidelines for our executive officers. These guidelines specify the number of shares that our executive officers must accumulate and hold within five years from the later of the effective date of implementation of the guidelines or the date the individual was hired or promoted to an executive officer position. Under the guidelines, ownership targets are set at a value greater than or equal to four times base salary in the case of our Chief Executive Officer, and greater than or equal to two times base salary in the case of our other executive officers. The following forms of equity are counted as owned for purposes of the stock ownership guidelines: shares owned outright; unvested restricted stock units (whether or not performance-based); and vested but unexercised “in-the-money” stock options. The Company reviews compliance annually, valuing stock at the fair market value on the date of review. We conducted our most recent annual assessment on the basis of ownership as of May 29, 2020, and all executive officers who were required to be in compliance with our ownership guidelines by that date were in compliance.

Stock Option Granting Practices

Delegation to Our Chief Executive Officer

Currently, all of our employees, including our named executive officers, are eligible to participate in our 2014 Plan. All new employees are granted stock options when they start employment either under the 2014 Plan or under our 2016 Inducement Equity Plan, and all continuing employees are eligible for equity awards on an annual basis under the 2014 Plan based on performance and upon promotions to positions of greater responsibility. Our Compensation Committee has delegated to our Chief Executive Officer the authority to make equity awards under our 2014 Plan within approved guidelines to new hires and in connection with annual grants and promotions, other than grants to leadership team members, which include the named executive officers. The number of stock options or other equity awards our Chief Executive Officer may grant under the 2014 Plan to any individual must be within the range set by our Compensation Committee for these awards. Our Compensation Committee has delegated to a member of the Compensation Committee the authority to make equity awards under our 2016 Plan within approved guidelines to new hires, other than grants to leadership team members.

With respect to stock option awards to new hires, the award is typically granted to the new hire on the first business day of the calendar month following the date of his or her first date of employment, whether the award is made under the 2014 Plan or the 2016 Inducement Equity Plan. Awards under the 2016 Inducement Equity Plan may only be made to individuals who were not previously an employee or non-employee director of ours (or following a bona fide period of non-employment), as an inducement material to such individual’s entering into employment with us, pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules.

Employee Benefits

In addition to the primary elements of compensation described above, the named executive officers participate in the same broad-based employee benefits programs available to all of our employees, including health insurance, life and disability insurance, dental insurance and our 401(k) plan. We do not provide special benefits to our executive officers.

Other Compensation Practices

The following practices are designed to align our executive team with stockholder interests and market best practices:

•	we do not offer any tax gross-up payments to our executive team for any change-of-control payments;

•

we prohibit our executive team from engaging in short sales and derivative transactions of our stock, including short sales of our securities, purchases or sales of puts, calls or other derivative securities of the company, or other hedging or monetization transactions accomplished through the use of prepaid variable forwards, equity swaps, collars and exchange funds;

•	we do not offer our executive team any substantially enhanced benefits or perquisites when compared to our overall employee population; and

•	we prohibit our executive team from purchasing our securities on margin, borrowing against company securities held in a margin account or pledging our securities as collateral for a loan.

Compliance with IRS Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, or Section 162(m), generally disallows a tax deduction to public companies for compensation in excess of $1 million paid in any one year to each of certain of the company’s current and former executive officers. Historically, compensation that qualified under Section 162(m) as performance-based compensation was exempt from the deduction limitation. However, subject to certain transition rules, tax legislation signed into law on December 31, 2017 eliminated the performance-based compensation exception. As a result, for taxable years beginning after December 31, 2017, all compensation in excess of $1 million paid in any one year to each of the specified officers that is not covered by the transition rules will not be deductible by us.

In designing our executive compensation program and determining the compensation of our executive officers, including our named executive officers, our Compensation Committee and our Board of Directors considers a variety of factors, including the potential impact of the Section 162(m) deduction limit. However, our Compensation Committee and our Board of Directors will not necessarily limit executive compensation to amounts that are or may be deductible under Section 162(m). The deductibility of some types of compensation depends upon the timing of vesting or exercise of previously granted rights. Our Compensation Committee and our Board of Directors will generally consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent consistent with its compensation goals and will continue to monitor developments under Section 162(m). Our Compensation Committee and our Board of Directors believe that our stockholders’ interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expense.

Rule 10b5-1 Sales Plans

Our policy governing transactions in our securities by directors, officers and employees permits our directors, officers and employees to enter into trading plans complying with Rule 10b5-1 under the Exchange Act. Certain of our executive officers have adopted, and directors and other executive officers may in the future adopt, Rule 10b5-1 trading plans. Generally, under these trading plans, the individual relinquishes control over the transactions once the trading plan is put into place. Accordingly, sales under these plans may occur at any time during the term of the trading plan, including possibly before, simultaneously with, or immediately after significant events involving our company, and at other times, including during a closed trading window, when a director, officer, or employee may be prohibited from trading otherwise. The first transaction under a 10b5-1 plan may occur no earlier than 60 days after the plan becomes effective. The directors, officers and employees who are parties to such sales plans may amend or terminate the plans in certain circumstances.

Compensation Risk Assessment

Our Compensation Committee periodically reviews and considers whether our compensation programs and policies create risks that are reasonably likely to have a material adverse effect on us. We believe that our executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily due to the fact that our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals. We also have a Values Code in place to prevent conduct by our executive officers and other employees that is inconsistent with applicable laws and regulations. Our Values Code serves as the foundation of our corporate governance principles. Disciplinary measures for violations of our Values Code may include a reduction or elimination of bonuses, termination of employment or restitution. In addition, the stock option agreements that govern stock options granted to our executive officers and other employees terminate in the event of termination of the individual’s employment “for cause.” As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

Compensation Committee Report

Our Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management. Based upon such review and discussions, our Compensation Committee recommended to our Board of Directors that such section be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC on February 24, 2021.

By the Compensation Committee of the Board of Directors of Sage Therapeutics, Inc.,

Michael F. Cola, Chair

James M. Frates

Steven Paul, M.D.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information as of December 31, 2020 regarding shares of common stock that may be issued under our equity compensation plans, consisting of the 2011 Stock Option and Grant Plan, or the 2011 Plan, the 2014 Plan, our 2014 Employee Stock Purchase Plan, and our 2016 Inducement Equity Plan, as amended and restated on September 20, 2018, or the 2016 Inducement Equity Plan. Since the closing of our initial public offering, no additional equity awards have been made under our 2011 Plan. Our 2014 Plan contains an “evergreen” provision, which allows for an annual increase in the number of shares of stock available for issuance on the first day of each year. The annual increase in the number of shares is a maximum of four percent of the number of shares of common stock issued and outstanding on the immediately preceding December 31, or such lesser number of shares determined by our Board of Directors or Compensation Committee. The 2016 Inducement Equity Plan was approved by the Board of Directors in December 2016 for use exclusively in the grant of equity awards to individuals who were not previously an employee or non-employee director of the Company (or following a bona fide period of non-employment), as an inducement material to such individual’s entering into employment with the Company, pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules.

Equity Compensation Plan Information as of December 31, 2020

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)		Weighted-average exercise price of outstanding options, warrants and rights ($)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders	7,027,510	(1)	84.88	(2)(3)	2,574,780	(4)
Equity compensation plans not approved by security holders(5)	1,088,015	(6)	128.52	(7)	1,845,269
Total	8,115,525		91.41		4,420,049

(1)

Consists of an aggregate of 6,086,995 shares of common stock issuable upon the exercise of outstanding options granted under the 2011 Plan and the 2014 Plan, and 940,515 shares of common stock subject to outstanding PSUs and RSUs granted under the 2014 Plan that will entitle the holder to one share of common stock for each unit that vests.

(2)

Does not include purchase rights accruing under the 2014 Employee Stock Purchase Plan because the purchase right (and therefore the number of shares to be purchased) will not be determined until the end of the purchase period.

(3)

The calculation does not take into account the 940,515 shares of common stock subject to outstanding PSUs and RSUs. Such shares will be issued at the time that the PSUs and RSUs vest, without any cash consideration payable by the grantee for those shares.

(4)	As of December 31, 2020, there were 2,470,659 shares available for grant under the 2014 Plan and 104,121 shares available for purchase under the 2014 Employee Stock Purchase Plan.
(5)	Consists of the 2016 Inducement Equity Plan.
(6)

Consists of an aggregate of 1,070,835 shares of common stock issuable upon the exercise of outstanding options granted under the 2016 Inducement Equity Plan, and 17,180 shares of common stock subject to outstanding PSUs issued under the 2016 Inducement Equity Plan that will entitle the holder to one share of common stock for each unit that vests upon the achievement of specified milestones.
(7)

The calculation does not take into account the 17,180 shares of common stock subject to outstanding PSUs. Such shares will be issued at the time that the PSUs vest, without any cash consideration payable by the grantee for those shares.

Executive Compensation

Summary Compensation Table

The following table sets forth the compensation earned during the fiscal years ended December 31, 2020, December 31, 2019, and December 31, 2018 for our chief executive officer, our former chief executive officer, our chief financial officer and our next three highest-paid executive officers. We refer to these officers as our named executive officers.

Name and Principal Position	Year	Salary ($)		Option Awards ($)(1)		Stock Awards ($)(1)	Non-equity incentive plan compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Barry E. Greene,	2020	52,897	(4)	771,858	(5)	—	—	1,297	826,052
Chief Executive Officer and President

Jeffrey M. Jonas, M.D.	2020	697,738	(6)	2,714,822		758,250	483,621	15,572	4,670,003
Chief Innovation Officer, former President and Chief Executive Officer	2019	680,520		4,977,566		3,940,750	285,800	17,447	9,902,083
	2018	642,002		8,741,852		—	423,720	17,008	9,824,582

Kimi Iguchi	2020	428,067		1,058,096		265,388	206,756	10,439	1,968,746
Chief Financial Officer and Treasurer	2019	415,599		1,891,725		1,497,485	110,549	10,217	3,925,575
	2018	401,544		3,062,629		—	176,680	9,909	3,650,762

Michael Cloonan	2020	495,018	(6)	2,538,372		1,269,463	316,250	9,156	4,628,259
Chief Operating Officer	2019	468,652		2,439,200		1,930,968	104,978	9,123	4,952,921
	2018	450,626		3,506,001		—	198,276	8,982	4,163,885

Anne Marie Cook	2020	443,558		1,173,476		303,300	214,239	10,357	2,144,930
Senior Vice President, General Counsel	2019	428,558		1,891,725		1,497,485	125,996	10,282	3,954,046
	2018	414,065		3,062,348		—	182,189	10,012	3,668,614

Albert Robichaud, Ph.D.	2020	442,184		1,173,476		303,300	203,405	11,543	2,133,908
Chief Scientific Officer	2019	427,231		1,891,725		1,497,485	125,606	10,275	3,952,322
	2018	412,783		3,062,756		—	181,625	10,098	3,667,262

(1)

The amounts reported in the “Option Awards” and “Stock Awards” columns above represent the grant date fair value of the stock options and PSUs granted to the named executive officers during 2018, 2019 and 2020, calculated in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation—Stock Compensation”, or FASB Topic 718, not including any estimates of forfeitures related to service-based vesting conditions. See note 9 of “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K filed with the SEC on February 24, 2021 for a discussion of assumptions made by us in determining the grant date fair value of our stock option and PSU awards. In accordance with SEC rules, these amounts are calculated based on the probable outcome of the performance conditions as of the grant date. We assume for purposes of these calculations that the performance conditions for all PSU awards will be met at target. The amounts reported in these columns do not reflect the amount of compensation actually received by the named executive officers from the stock options and PSUs during the fiscal year.

(2)

2020 amounts represent cash bonus payments made in 2021 for performance in 2020, 2019 amounts represent cash bonus payments made in 2020 for performance in 2019, and 2018 amounts represent cash bonus payments made in 2019 for performance in 2018. Mr. Greene became our Chief Executive Officer in December 2020 and was not eligible to receive a cash incentive award for 2020 performance.

(3)	The amounts reported represent imputed income for company-paid life insurance and 401(k) matching contributions made by us.
(4)

Mr. Greene was appointed as our Chief Executive Officer in December 2020. The amount in the “Salary” column consists of $10,000 for consulting work performed prior to his appointment to the Board of Directors on October 1, 2020; $9,488 of fees for his service on the Board of Directors from October 1, 2020, through the day prior to his appointment as Chief Executive Officer; and $33,409 of salary in the role as Chief Executive Officer for the period from December 15, 2020 through December 31, 2020.

(5)	The amount reported represents the grant date fair value of Mr. Greene’s initial director grant in connection with his joining our Board of Directors in October 2020.
(6)

The actual salary amounts shown in the table differ from the annual salary amounts because of changes in roles during the year. Dr. Jonas transitioned from President and Chief Executive Officer to Chief Innovation Officer, and Mr. Cloonan transitioned from Chief Business Officer to Chief Operating Officer.

Grants of Plan-Based Awards

The following table shows information regarding grants of plan-based awards during the fiscal year ended December 31, 2020 to our named executive officers.

Name and Principal Position	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards Target ($)(1)	Estimated Future Payouts Under Equity Incentive Plan Awards Target (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($)(6)	Grant Date Fair Value of Stock and Option Awards ($)(7)
Barry E. Greene Chief Executive Officer and President	10/1/20	—	—	20,000	(3)	59.53	771,858

Jeffrey M. Jonas, M.D.	—	420,540	—	—		—	—
Chief Innovation Officer, former President and Chief Executive Officer	2/12/20	—	—	50,000	(4)	68.87	2,307,110
	3/25/20	—	25,000	—		—	758,250
	4/28/20	—	—	15,385	(5)	39.87	407,712

Kimi Iguchi	—	171,227	—	—		—	—
Chief Financial Officer and Treasurer	2/12/20	—	—	17,500	(4)	68.87	807,665
	3/25/20	—	8,750	—		—	265,388
	4/28/20	—	—	9,450	(5)	39.87	250,431

Michael Cloonan	—	250,000	—	—		—	—
Chief Operating Officer	2/12/20	—	—	22,500	(4)	68.87	1,038,425
	3/25/20	—	11,250	—		—	341,213
	4/28/20	—	—	9,450	(5)	39.87	250,431
	5/1/20	—	—	50,000	(4)	37.13	1,249,516
	5/1/20	—	25,000	—		—	928,250

Anne Marie Cook	—	177,423	—	—		—	—
Senior Vice President, General Counsel	2/12/20	—	—	20,000	(4)	68.87	923,045
	3/25/20	—	10,000	—		—	303,300
	4/28/20	—	—	9,450	(5)	39.87	250,431

Albert Robichaud, Ph.D.	—	176,874	—	—		—	—
Chief Scientific Officer	2/12/20	—	—	20,000	(4)	68.87	923,045
	3/25/20	—	10,000	—		—	303,300
	4/28/20	—	—	9,450	(5)	39.87	250,431

(1)

Represents the target amount of each executive’s cash payments under our 2020 annual incentive program as established by the Compensation Committee and described in “Compensation Discussion and Analysis” above. Actual payments made for 2020 are provided in the “Non-equity incentive plan compensation” column of the Summary Compensation Table.

(2)

Represents PSUs granted in 2020 subject to performance-based vesting criteria established by the Compensation Committee and described in the footnotes to the “Outstanding Equity Awards at December 31, 2020” table below.

(3)	Represents options granted in 2020 subject to time-based vesting in equal monthly installments over the 36 months following the grant date.
(4)

Represents options granted in 2020 subject to time-based vesting of which 25% vested on the first anniversary of the grant date, and the remainder vesting in equal monthly installments over the 36 months following the first anniversary of the grant date.

(5)	Represents options granted in 2020 subject to time-based vesting of which 25% vested on the first anniversary of the grant date, and the remainder vesting on the second anniversary of the grant date.
(6)	The exercise price of these stock options was equal to the closing price of our common stock on Nasdaq on the grant date.
(7)

Amounts represent the grant date fair value of the named executive officer’s stock options and PSUs granted in 2020, calculated in accordance with FASB Topic 718, using the Black-Scholes valuation model for stock options. For purposes of these calculations, we have disregarded the estimate of forfeitures related to service-based vesting conditions. The amounts reported in this column do not represent cash compensation actually received by our named executive officers during the fiscal year, and the actual amount of compensation, if any, that our named executive officers are able to “realize” from these awards may vary significantly from the amounts shown, depending on the performance of our business and our stock price.

Equity Compensation

Outstanding Equity Awards at December 31, 2020

The following table sets forth information concerning the outstanding equity awards held by each of the named executive officers as of December 31, 2020.

	Option Awards								Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested ($)
Barry E. Greene Chief Executive Officer and President	1,111	18,889	—	(2)	59.53	10/1/2030	—		—

Jeffrey M. Jonas, M.D.	60,387	—	—		0.45	8/12/2023	—		—
Chief Innovation Officer, former President and Chief Executive Officer	180,000	—	—		38.25	1/23/2025	—		—
	93,600	—	—		38.25	1/23/2025	—		—
	60,000	—	—		28.63	2/8/2026	—		—
	67,083	2,917	—	(3)	47.70	2/6/2027	—		—
	46,200	—	23,800	(4)	47.70	2/6/2027	—		—
	31,875	13,125	—	(5)	145.77	4/2/2028	—		—
	—	—	22,500	(6)	145.77	4/2/2028	—		—
	22,917	27,083	—	(7)	157.63	2/13/2029	—		—
	—	—	—		—	—	20,000	(8)	1,730,200
	—	50,000	—	(9)	68.87	2/12/2030	—		—
	—	—	—		—	—	25,000	(10)	2,162,750
	—	15,385	—	(11)	39.87	4/28/2030	—		—

	Option Awards								Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested ($)
Kimi Iguchi	25,292	—	—		1.36	1/22/2024	—		—
Chief Financial Officer and Treasurer	20,000	—	—		38.25	1/23/2025	—		—
	31,200	—	—		38.25	1/23/2025	—		—
	15,000	—	—		28.63	2/8/2026	—		—
	21,563	937	—	(3)	47.70	2/6/2027	—		—
	14,850	—	7,650	(4)	47.70	2/6/2027	—		—
	11,156	4,594	—	(5)	145.77	4/2/2028	—		—
	—	—	7,875	(6)	145.77	4/2/2028	—		—
	8,708	10,292	—	(7)	157.63	2/13/2029	—		—
	—	—	—		—	—	7,600	(8)	657,476
	—	17,500	—	(9)	68.87	2/12/2030	—		—
	—	—	—		—	—	8,750	(10)	756,963
	—	9,450	—	(11)	39.87	4/28/2030	—		—

Michael Cloonan	144,583	15,417	—	(12)	73.43	5/1/2027	—		—
Chief Operating Officer	12,750	5,250	—	(5)	145.77	4/2/2028	—		—
	—	—	9,000	(6)	145.77	4/2/2028	—		—
	11,229	13,271	—	(7)	157.63	2/13/2029	—		—
	—	—	—		—	—	9,800	(8)	847,798
	—	22,500	—	(9)	68.87	2/12/2030	—		—
	—	—	—		—	—	11,250	(10)	973,238
	—	9,450	—	(11)	39.87	4/28/2030	—		—
	—	50,000	—	(13)	37.13	5/1/2030	—		—
	—	—	—		—	—	25,000	(14)	2,162,750

Anne Marie Cook	109,300	—	—		56.27	9/16/2025	—		—
Senior Vice President, General Counsel	5,000	—	—		28.63	2/8/2026	—		—
	10,000	—	—		28.63	2/8/2026	—		—
	26,833	1,167	—	(3)	47.70	2/6/2027	—		—
	18,480	—	9,520	(4)	47.70	2/6/2027	—		—
	11,156	4,594	—	(5)	145.77	4/2/2028	—		—
	—	—	7,875	(6)	145.77	4/2/2028	—		—
	8,708	10,292	—	(7)	157.63	2/13/2029	—		—
	—	—	—		—	—	7,600	(8)	657,476
	—	20,000	—	(9)	68.87	2/12/2030	—		—
	—	—	—		—	—	10,000	(10)	865,100
	—	9,450	—	(11)	39.87	4/28/2030	—		—

Albert Robichaud, Ph.D.	9,268	—	—		38.25	1/23/2025	—		—
Chief Scientific Officer	23,400	—	—		38.25	1/23/2025	—		—
	21,924	—	—		28.63	2/8/2026	—		—
	19,167	833	—	(3)	47.70	2/6/2027	—		—
	13,200	—	6,800	(4)	47.70	2/6/2027	—		—
	11,156	4,594	—	(5)	145.77	4/2/2028	—		—
	—	—	7,875	(6)	145.77	4/2/2028	—		—
	8,708	10,292	—	(7)	157.63	2/13/2029	—		—
	—	—	—		—	—	7,600	(8)	657,476
	—	20,000	—	(9)	68.87	2/12/2030	—		—
	—	—	—		—	—	10,000	(10)	865,100
	—	9,450	—	(11)	39.87	4/28/2030	—		—

(1)

The market value of the PSU awards in this column is based on the closing stock price of $86.51 per share for our common stock as reported on Nasdaq on December 31, 2020, the last trading day in the fiscal year ended December 31, 2020.

(2)	Represents an option to purchase shares of our common stock granted on October 1, 2020. The shares underlying these options vest in equal monthly installments over the following three years.
(3)

Represents an option to purchase shares of our common stock granted on February 6, 2017. The shares underlying these options vest as follows: 25% vested on February 6, 2018, with the remainder of the shares vesting in equal monthly installments over the following three years.

(4)

Represents an option to purchase shares of our common stock granted on February 6, 2017. 33% of the shares underlying these options vested upon the achievement of a clinical milestone on December 7, 2018 and 33% of the shares underlying these options vested upon the achievement of a commercial milestone on June 24, 2019. 34% of the shares underlying these options vest upon the achievement of a regulatory milestone not yet achieved.

(5)

Represents an option to purchase shares of our common stock granted on April 2, 2018. The shares underlying these options vest as follows: 25% vested on April 2, 2019, with the remainder of the shares vesting in equal monthly installments over the following three years.

(6)

Represents an option to purchase shares of our common stock granted on April 2, 2018. 50% and 50%, respectively, of the shares underlying these options vest upon the achievement of clinical and regulatory milestones not yet achieved.

(7)

Represents an option to purchase shares of our common stock granted on February 13, 2019. The shares underlying these options vest as follows: 25% vested on February 13, 2020, with the remainder of the shares vesting in equal monthly installments over the following three years.

(8)	Represents PSUs granted on February 13, 2019. 50% and 50%, respectively, of the shares underlying these PSUs vest upon the achievement of regulatory and commercial milestones not yet achieved.
(9)

Represents an option to purchase shares of our common stock granted on February 12, 2020. The shares underlying these options vest as follows: 25% vested on February 12, 2021, with the remainder of the shares vesting in equal monthly installments over the following three years.

(10)	Represents PSUs granted on March 25, 2020. 60% and 40%, respectively, of the shares underlying these PSUs vest upon the achievement of clinical and commercial milestones not yet achieved.
(11)

Represents an option to purchase shares of our common stock granted on April 28, 2020. The shares underlying these options vest as follows: 25% vested on April 28, 2021, with the remainder of the shares vesting on April 28, 2022.

(12)

Represents an option to purchase shares of our common stock granted on April 23, 2017. The shares underlying these options vest as follows: 25% vested on April 23, 2018, with the remainder of the shares vesting in equal monthly installments over the following three years.

(13)

Represents an option to purchase shares of our common stock granted on May 1, 2020. The shares underlying these options vest as follows: 25% vesting on May 1, 2021, with the remainder of the shares vesting in equal monthly installments over the following three years.

(14)	Represents PSUs granted on May 1, 2020. 60% and 40%, respectively, of the shares underlying these PSUs vest upon the achievement of clinical and commercial milestones not yet achieved.

Option Exercises

The following table shows the number of shares acquired upon exercise of stock options by each of our named executive officers during the year ended December 31, 2020.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Barry E. Greene	—	—
Jeffrey M. Jonas, M.D.	—	—
Kimi Iguchi	4,000	150,480
Michael Cloonan	—	—
Anne Marie Cook	—	—
Albert Robichaud, Ph.D.	—	—

(1)

Value realized on exercise of stock option awards does not represent proceeds from any sale of any shares of common stock acquired upon exercise, but is determined by multiplying the number of shares acquired upon exercise by the difference between the exercise price of the stock option and the closing price of our common stock on Nasdaq at each time of exercise.

CEO Pay Ratio

Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of our principal executive officer’s annual total compensation to the annual total compensation of our median employee.

During fiscal year 2020, the annualized total compensation for the two individuals who served as our Chief Executive Officer during 2020, as discussed below, was $4,675,316 and the annual total compensation for our median employee was $338,262, resulting in a pay ratio of approximately 14:1.

In accordance with Item 402(u) of Regulation S-K, we identified the median employee by (i) aggregating for each of our applicable employees on December 31, 2020 (the median employee determination date) (A) the annual base salary for permanent salaried employees, or the hourly rate multiplied by expected annual work schedule, for hourly employees, (B) the target incentive compensation for 2020, and (C) the estimated grant date fair value for all equity awards granted during 2020 and (ii) ranking this compensation measure for our employees from lowest to highest. This calculation was performed for all employees as of the median employee determination date, excluding Mr. Greene. Components of compensation paid in currencies other than U.S. dollars were converted into U.S. dollars using the annual average exchange rate as of the median employee determination date; no other adjustments were made. After identifying the median employee, we calculated the median employee’s annual total compensation in accordance with the requirements of the Summary Compensation Table.

The annual total compensation for our Chief Executive Officer in the pay ratio disclosure differs from the annual total compensation amount reflected in the Summary Compensation Table. Mr. Greene was appointed Chief Executive Officer on December 15, 2020, and Dr. Jonas served as our Chief Executive Officer during 2020 prior to the date of Mr. Greene’s appointment. Accordingly, we combined the compensation attributable to the portion of the year that each served as our Chief Executive Officer, as permitted by Item 402(u) of Regulation S-K. In doing so, we did not prorate equity awards awarded to Dr. Jonas, and did not include equity awards and “other” compensation received by Mr. Greene for his prior service in 2020 as a non-employee director.

Form of Compensation	Jeffrey M. Jonas, M.D. (1/1/20 - 12/14/20) ($)	Barry E. Greene (12/15/20 - 12/31/20) ($)
Base Salary	668,345	33,409
Stock Awards	758,250	—
Option Awards	2,714,822	—
Bonus	—	—
Non-Equity Incentive Plan	483,621	—
Other	15,572	1,297

Total	4,640,610	34,706
Combined Total	$4,675,316

A substantial portion of the compensation of the median employee and Chief Executive Officer is comprised of performance-based equity, in the form of PSUs and time-based stock options, which are presented at their grant date fair value and only result in realizable value if milestones are met, in the case of PSUs, and if the stock price increases, in the case of stock options. We assume for purposes of these calculations that the performance conditions for all PSUs will be met at target. The amounts reported for the equity awards reflect their accounting value and do not correspond to the actual economic value that may be received by the Chief Executive Officer and median employee. The actual value earned will be based on future stock price performance, in the case of stock option awards, and the degree to which milestones are achieved, in the case of PSUs.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median-compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

Employment Agreements with Our Named Executive Officers

We have entered into an employment agreement or letter agreement with each of our named executive officers in connection with their employment with us. Except as noted below, these employment agreements and letter agreements provide for “at will” employment.

Barry E. Greene. We entered into a letter agreement with Mr. Greene in December 2020, when he assumed the role of Chief Executive Officer. Mr. Greene receives an annual base salary of $735,000, effective as of December 15, 2020, which is subject to adjustment at the discretion of the Board of Directors. Mr. Greene is also eligible to receive, starting with the 2021 performance year, an annual cash incentive award targeted at 65% of his annual base salary, which is based 100% on the achievement of our corporate goals. In accordance with Mr. Greene’s letter agreement, the Board of Directors granted to Mr. Greene, effective January 4, 2021, an equity award under the 2014 Plan, consisting of (i) an option to purchase 390,000 shares of our common stock subject to time-based vesting, which will vest as to 25% of the shares underlying the option on December 15, 2021 and the remainder of the shares vesting in equal monthly installments through December 15, 2024, and (ii) an option to purchase 650,000 shares of our common stock subject to performance-based vesting, which will vest upon the achievement of certain regulatory and commercial milestones. Each option is subject to the terms and conditions of the 2014 Plan and our standard form of stock option agreement. Mr. Greene is eligible to participate in our employee benefit plans, subject to the terms of those plans.

Dr. Jeffrey M. Jonas. In connection with his appointment as Chief Innovation Officer, we entered into a letter agreement with Dr. Jonas in December 2020, which superseded his original letter agreement with us, entered into in July 2013 in connection with his appointment as Chief Executive Officer in August 2013. Dr. Jonas receives an annual base salary of $625,000, effective as of December 15, 2020, which is subject to adjustment at the discretion of the Board of Directors. Dr. Jonas is also eligible for an annual cash incentive award targeted at 45% of his annual base salary, payable at the discretion of the Board of Directors; provided that, for 2020, Dr. Jonas was eligible to receive a bonus at his former target of 60% of his former base salary, based solely on corporate goal achievement. Dr. Jonas is eligible to participate in our employee benefit plans, subject to the terms of those plans.

Kimi Iguchi. We entered into a letter agreement with Ms. Iguchi in February 2013, and she assumed the role of Chief Financial Officer in March 2013. Ms. Iguchi’s base salary is subject to adjustment at the discretion of the Compensation Committee, and is $443,049 effective as of January 1, 2021. Ms. Iguchi is also eligible for an annual cash incentive award targeted at 40% of her annual base salary, payable at the discretion of the Compensation Committee. Ms. Iguchi is eligible to participate in our employee benefit plans, subject to the terms of those plans.

Michael Cloonan. We entered into a letter agreement with Mr. Cloonan in March 2017, and he assumed the role of Chief Business Officer in April 2017. In May 2020, Mr. Cloonan was promoted to Chief Operating Officer. Mr. Cloonan’s base salary is subject to adjustment at the discretion of the Compensation Committee, and is $517,500 effective as of January 1, 2021. Mr. Cloonan is also eligible for an annual cash incentive award targeted at 50% of his annual base salary, payable at the discretion of the Compensation Committee. Mr. Cloonan is eligible to participate in our employee benefit plans, subject to the terms of those plans. As discussed below under the heading “Payments Provided Upon Termination Without Cause and Change of Control,” on March 12, 2021, we agreed with Mr. Cloonan that he would cease employment with us effective as of May 3, 2021.

Anne Marie Cook. We entered into a letter agreement with Ms. Cook in August 2015, and she assumed the role of Senior Vice President and General Counsel in September 2015. Ms. Cook’s base salary is subject to adjustment at the discretion of the Compensation Committee, and is $459,083 effective as of January 1, 2021. Ms. Cook is also eligible for an annual cash incentive award targeted at 40% of her annual base salary, payable at the discretion of the Compensation Committee. Ms. Cook is eligible to participate in our employee benefit plans, subject to the terms of those plans.

Albert Robichaud, Ph.D. We entered into a letter agreement with Dr. Robichaud in September 2011, and he assumed the role of Chief Scientific Officer in November 2011. Dr. Robichaud’s base salary is subject to adjustment at the discretion of the Compensation Committee, and is $457,660 effective as of January 1, 2021. Dr. Robichaud is also eligible for an annual cash incentive award targeted at 40% of his annual base salary, payable at the discretion of the Compensation Committee. Dr. Robichaud is eligible to participate in our employee benefit plans, subject to the terms of those plans.

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or nonqualified defined benefit plans sponsored by us as of December 31, 2020.

Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in nonqualified defined contribution or nonqualified deferred compensation plans maintained by us as of December 31, 2020.

Payments Provided upon Termination without Cause and Change in Control

We have entered into severance and change in control agreements, or severance agreements, with each of our named executive officers. Pursuant to their severance agreements, each of our named executive officers is eligible to receive certain payments and benefits from us in the event that such officer’s employment is terminated by us without “cause” (as defined in the applicable severance agreement), or in the event that such officer terminates his or her employment with “good reason” (as defined in the applicable severance agreement).

In the event that one of the named executive officers terminates his or her employment with “good reason” or is terminated without “cause,” other than in the event of a change of control, he or she is eligible to receive 12 months of base salary continuation and 12 months of COBRA continuation medical benefits subsidized by us, provided that the terminated executive officer executes, and does not revoke, a separation agreement and release of us and our affiliates. Our standard form of separation agreement and release includes, among other provisions, non-solicitation, non-competition, non-disclosure, and non-disparagement obligations.

Pursuant to their severance agreements, in the event that any of the named executive officers terminates his or her employment with “good reason” or is terminated without “cause” within the 12-month period following a “change in control” (as defined in the applicable severance agreement), such officer will be eligible to receive a lump-sum cash payment equal to (i) 12 months (in the case of Mr. Greene and Dr. Jonas) and 9 months (for all others) of the executive’s base salary, (ii) a pro rata portion of that individual’s target performance-based cash compensation for that fiscal year based on the number of days worked in that fiscal year at the time of termination, and (iii) 12 times the monthly employer health insurance contribution, provided that in each case, the terminated executive officer executes, and does not revoke, a separation agreement and release of us and our affiliates. In addition, all stock options and other stock-based awards with time-based vesting held by such officer shall immediately accelerate and become fully exercisable or nonforfeitable as of the date of termination.

On March 12, 2021, we agreed with Mr. Cloonan that he would cease employment with us effective as of May 3, 2021. In connection with his departure, we entered into a separation agreement with Mr. Cloonan which provides that he will continue to serve as our Chief Operating Officer until his departure, in addition to performing such additional transition duties as we may request during the transition period. Until his departure, Mr. Cloonan will continue to receive his base salary as in effect immediately prior to March 12, 2021, and remains eligible to participate in our benefits plans.

Following his departure, Mr. Cloonan will be entitled to (i) the continuation of his current base salary until the earlier of eight months following his separation date and the date he becomes employed or engaged as a consultant by a third party and (ii) the payment of monthly premiums for healthcare coverage under COBRA to the same extent as if he had remained employed by us until the earlier of the date Mr. Cloonan becomes ineligible for the continuation of such coverage and the date his salary continuation described above ceases. His separation agreement also provides for a release of claims by Mr. Cloonan and non-solicitation, non-competition, non-disclosure and non-disparagement obligations following his separation date.

Definitions

For purposes of the severance agreement with each of our named executive officers, “cause” means:

•	indictment for any felony, any crime involving us, or any crime involving fraud, moral turpitude or dishonesty;

•	any unauthorized use or disclosure of our proprietary information;

•	any intentional misconduct or gross negligence on the officer’s part which has a materially adverse effect on our business or reputation; or

•	the officer’s repeated and willful failure to perform the duties, functions and responsibilities of the officer’s position after a written warning from us.

For purposes of the severance agreement with each of our named executive officers, “good reason” means:

•	a material diminution in the officer’s responsibilities, authority or duties;

•

a material diminution in the officer’s base salary except for across-the-board salary reductions based on our financial performance similarly affecting all or substantially all of our senior management employees;

•

a material change, defined as 50 miles or more, in the geographic location at which such officer is required to provide services to our company, not including business travel and short-term assignments; or

•	a material breach of the severance agreement by our company.

For purposes of the severance agreement with each of our named executive officers, a “change in control” shall be deemed to have occurred upon the occurrence of any one of the following events:

•	the sale of all or substantially all of our assets on a consolidated basis to an unrelated person or entity;

•

a merger, reorganization or consolidation pursuant to which the holders of our outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction;

•	the sale of all of our stock to an unrelated person, entity or group thereof acting in concert; or

•

any other transaction in which the owners of our outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of our company or any successor entity immediately upon completion of the transaction, other than as a result of the acquisition of securities directly from our company.

Estimated Payments and Benefits Upon Termination or Change of Control

The amount of compensation and benefits payable to each named executive officer in various termination and change in control situations has been estimated in the tables below. The value of the equity vesting acceleration was calculated for each of the tables below based on the assumption that the change in control and executive’s employment termination occurred on December 31, 2020. The closing price of our stock on Nasdaq as of December 31, 2020, the last trading day of 2020, was $86.51, which was used as the value of our stock in the change in control calculation. The value of the option vesting acceleration was calculated by multiplying the number of unvested stock options subject to vesting acceleration as of December 31, 2020 by the difference between the closing price of our stock as of December 31, 2020 and the exercise price for such unvested stock options.

Barry E. Greene

The following table describes the potential payments and benefits upon employment termination for Barry E. Greene, our Chief Executive Officer, as if his employment terminated as of December 31, 2020.

Executive Benefits and Payment upon Termination	Voluntary Resignation not for Good Reason ($)	Voluntary Resignation for Good Reason ($)		Termination by Company not for Cause ($)		Termination by Company not for Cause or Voluntary Resignation for Good Reason in Connection with or Following Change in Control ($)
Compensation:
Base salary	—	735,000	(1)	735,000	(1)	735,000	(2)
Cash incentive bonus	—	—		—		477,750	(3)
Stock options unvested and accelerated	—	—		—		509,625	(4)
Benefits and Perquisites:
Health care continuation	—	24,477	(5)	24,477	(5)	24,477	(5)
Total	—	759,477		759,477		1,746,852

(1)	12 months of 2020 base salary continuation.
(2)	12 months of base salary prior to the termination, payable in a lump sum.
(3)	Target bonus, assuming bonus compensation is unpaid.
(4)

Acceleration of 100% of Mr. Greene’s then-outstanding and unvested time-based stock options, consisting of an equity grant that he received in connection with joining the Board in October 2020. In January 2021, Mr. Greene received an additional grant consisting of an option to purchase 1,040,000 shares of common stock, consisting of a time-based stock option grant to purchase 390,000 shares and a performance-based option grant to purchase 650,000 shares, the time-based portion of which would also be accelerated.

(5)	Cash payment equal to the COBRA health and dental insurance premiums for 12 months.

Jeffrey M. Jonas, M.D.

The following table describes the potential payments and benefits upon employment termination for Jeffrey M. Jonas, M.D., our Chief Innovation Officer, as if his employment terminated as of December 31, 2020.

Executive Benefits and Payment upon Termination	Voluntary Resignation not for Good Reason ($)	Voluntary Resignation for Good Reason ($)		Termination by Company not for Cause ($)		Termination by Company not for Cause or Voluntary Resignation for Good Reason in Connection with or Following Change in Control ($)
Compensation:
Base salary	—	625,000	(1)	625,000	(1)	625,000	(2)
Cash incentive bonus	—	—		—		420,540	(3)
Stock options unvested and accelerated	—	—		—		1,712,765	(4)
Benefits and Perquisites:
Health care continuation	—	24,477	(5)	24,477	(5)	24,477	(5)
Total	—	649,477		649,477		2,782,782

(1)	12 months of 2020 base salary continuation.
(2)	12 months of base salary prior to the termination, payable in a lump sum.
(3)	Target bonus for 2020, assuming bonus compensation is unpaid.
(4)	Acceleration of 100% of Dr. Jonas’s then-outstanding and unvested time-based stock options.
(5)	Cash payment equal to the COBRA health and dental insurance premiums for 12 months.

Kimi Iguchi

The following table describes the potential payments and benefits upon employment termination for Kimi Iguchi, our Chief Financial Officer and Treasurer, as if her employment terminated as of December 31, 2020.

Executive Benefits and Payment upon Termination	Voluntary Resignation not for Good Reason ($)	Voluntary Resignation for Good Reason ($)		Termination by Company not for Cause ($)		Termination by Company not for Cause or Voluntary Resignation for Good Reason in Connection with or Following Change in Control ($)
Compensation:
Base salary	—	428,067	(1)	428,067	(1)	321,050	(2)
Cash incentive bonus	—	—		—		171,227	(3)
Stock options unvested and accelerated	—	—		—		785,813	(4)
Benefits and Perquisites:
Health care continuation	—	17,178	(5)	17,178	(5)	17,178	(5)
Total	—	445,245		445,245		1,295,268

(1)	12 months of 2020 base salary continuation.
(2)	9 months of base salary prior to the termination, payable in a lump sum.
(3)	Target bonus for 2020, assuming bonus compensation is unpaid.
(4)	Acceleration of 100% of Ms. Iguchi’s then-outstanding and unvested time-based stock options.
(5)	Cash payment equal to the COBRA health and dental insurance premiums for 12 months.

Michael Cloonan

The following table describes the potential payments and benefits upon employment termination for Michael Cloonan, our Chief Operating Officer, as if his employment terminated as of December 31, 2020.

Executive Benefits and Payment upon Termination(1)	Voluntary Resignation not for Good Reason ($)	Voluntary Resignation for Good Reason ($)		Termination by Company not for Cause ($)		Termination by Company not for Cause or Voluntary Resignation for Good Reason in Connection with or Following Change in Control ($)
Compensation:
Base salary	—	500,000	(2)	500,000	(2)	375,000	(3)
Cash incentive bonus	—	—		—		250,000	(4)
Stock options unvested and accelerated	—	—		—		3,508,302	(5)
Benefits and Perquisites:
Health care continuation	—	24,477	(6)	24,477	(6)	24,477	(6)
Total	—	524,477		524,477		4,157,779

(1)

As described above under the heading “Payments Provided upon Termination without Cause and Change in Control,” on March 12, 2021, we and Michael Cloonan agreed that he would depart the Company following an agreed upon transition period. Pursuant to his separation agreement, the maximum severance payments and benefits that may be paid to Mr. Cloonan in connection with his termination, effective May 3, 2021, are as follows: (i) the continuation of his base salary until the earlier of eight months following May 3, 2021 and the date he becomes employed or engaged as a consultant by a third party, which is equal to cash payments of up to $345,000 and (ii) the payment of monthly premiums for healthcare coverage under COBRA for up to eight months following May 3, 2021, which is equal to cash payments of up to $16,318.

(2)	12 months of 2020 base salary continuation.
(3)	9 months of base salary prior to the termination, payable in a lump sum.

(4)	Target bonus for 2020, assuming bonus compensation is unpaid.
(5)	Acceleration of 100% of Mr. Cloonan’s then-outstanding and unvested time-based options.
(6)	Cash payment equal to the COBRA health and dental insurance premiums for 12 months.

Anne Marie Cook

The following table describes the potential payments and benefits upon employment termination for Anne Marie Cook, our Senior Vice President, General Counsel, as if her employment terminated as of December 31, 2020.

Executive Benefits and Payment upon Termination	Voluntary Resignation not for Good Reason ($)	Voluntary Resignation for Good Reason ($)		Termination by Company not for Cause ($)		Termination by Company not for Cause or Voluntary Resignation for Good Reason in Connection with or Following Change in Control ($)
Compensation:
Base salary	—	443,558	(1)	443,558	(1)	332,669	(2)
Cash incentive bonus	—	—		—		177,423	(3)
Stock options unvested and accelerated	—	—		—		838,839	(4)
Benefits and Perquisites:
Health care continuation	—	8,688	(5)	8,688	(5)	8,688	(5)
Total	—	452,246		452,246		1,357,619

(1)	12 months of 2020 base salary continuation.
(2)	9 months of base salary prior to the termination, payable in a lump sum.
(3)	Target bonus for 2020, assuming bonus compensation is unpaid.
(4)	Acceleration of 100% of Ms. Cook’s then-outstanding and unvested time-based stock options.
(5)	Cash payment equal to the COBRA health and dental insurance premiums for 12 months.

Albert Robichaud, Ph.D.

The following table describes the potential payments and benefits upon employment termination for Albert Robichaud, Ph.D., our Chief Scientific Officer, as if his employment terminated as of December 31, 2020.

Executive Benefits and Payment upon Termination	Voluntary Resignation not for Good Reason ($)	Voluntary Resignation for Good Reason ($)		Termination by Company not for Cause ($)		Termination by Company not for Cause or Voluntary Resignation for Good Reason in Connection with or Following Change in Control ($)
Compensation:
Base salary	—	442,184	(1)	442,184	(1)	331,638	(2)
Cash incentive bonus	—	—		—		176,874	(3)
Stock options unvested and accelerated	—	—		—		825,877	(4)
Benefits and Perquisites:
Health care continuation	—	24,477	(5)	24,477	(5)	24,477	(5)
Total	—	466,661		466,661		1,358,866

(1)	12 months of 2020 base salary continuation.
(2)	9 months of base salary prior to the termination, payable in a lump sum.
(3)	Target bonus for 2020, assuming bonus compensation is unpaid.
(4)	Acceleration of 100% of Dr. Robichaud’s then-outstanding and unvested time-based stock options.
(5)	Cash payment equal to the COBRA health and dental insurance premiums for 12 months.

Director Compensation

Our Compensation Committee is responsible for making recommendations to our Board of Directors on appropriate compensation levels and arrangements for our non-employee directors, ensuring they are consistent with our compensation policy and remain competitive with our peer group. The Compensation Committee reviews our non-employee director compensation on an annual basis and in making recommendations to our Board of Directors, the Compensation Committee reviews the advice of Aon, our independent compensation consultant. Our non-employee director compensation policy is designed to provide a total compensation package to attract, motivate and retain, on a long-term basis, high-caliber non-employee directors with leadership qualities and expertise building companies in this industry and align the interests of our directors with those of our stockholders. There have been no changes to our director compensation levels since 2018.

In line with these goals, our non-employee director long-term incentive program is delivered in the form of stock options, which only allow the recipient to realize value when value is created for stockholders (i.e., if the stock price exceeds the exercise price). Given the nature of this vehicle and our historical volatility, we do not believe that accounting value, which is calculated using the Black-Scholes methodology, should be the sole or primary metric in determining the size of equity awards. To that end, the Compensation Committee considers additional metrics such as percent ownership of the Company being awarded, annual and multi-year potential equity plan dilution, and current value of historical awards, to ensure appropriate stewardship of the equity plan and reasonable delivery to equity recipients. The Compensation Committee also considers the risks inherent in being a small biotechnology company in the early stages of commercialization with a primary focus on advancing development of our clinical portfolio, advancing our earlier stage programs, and continuing to innovate with our robust research engine to create future stockholder value, including, for example, the volatility of our stock price and the high drug-development failure rates at every stage of development in the biotechnology industry. We believe this holistic approach enables more complete and balanced decision making.

Based on these considerations, our Board of Directors has adopted a non-employee director compensation policy that provides directors annual fees for board and committee service as well as an initial stock option grant when joining the Board of Directors, followed by annual stock option grants, as described below. No restricted stock or restricted stock units are awarded to our directors. No value is realized from the stock option grants to directors unless the Company’s stock price appreciates, notwithstanding the equity grant value disclosed below in accordance with FASB Topic 718, which was calculated using the Black-Scholes valuation model. The non-executive chair of our Board of Directors and the chairs of each of our committees are entitled to greater compensation for his or her services than other members of our Board of Directors, which we believe is commensurate with the additional time commitment and additional responsibility required by the position held and is consistent with the compensation practices of our peer group companies.

In June 2020, to further link the interests of our Board of Directors with those of our stockholders, our Board of Directors established stock ownership guidelines for our non-employee directors. These guidelines specify the number of shares that our directors must accumulate and hold within five years from the effective date of implementation of the guidelines, or, for future new directors, within five years from the date the director was appointed to the Board of Directors. Under the guidelines, ownership targets are set at a value greater than or equal to three times the annual retainer for service as a director. Shares owned outright and vested but unexercised “in-the-money” stock options will count towards meeting the requirement. The Company will review compliance annually, valuing stock at the fair market value around the date of review. The first review will be conducted in the second quarter of 2021.

The following table sets forth a summary of the compensation we paid to our non-employee directors during 2020. We reimburse non-employee directors for reasonable travel expenses. Mr. Greene, our Chief Executive Officer, received cash compensation for his service as a consultant in 2020 and received cash and equity compensation for his service as a director in 2020, in each case prior to his appointment as Chief Executive Officer, which was effective as of December 15, 2020. Since his appointment as Chief Executive Officer,

Mr. Greene no longer receives compensation for his service as a director. Dr. Jonas, our Chief Innovation Officer and former President and Chief Executive Officer, also receives no compensation for his service as a director. The compensation earned by each of Mr. Greene, for service as a director and as an employee, and Dr. Jonas during 2020 is presented in the “Summary Compensation Table.”

Name (1)	Fees Earned or Paid in Cash ($)	Option Awards ($)(2)	Total ($)
Steven Paul, M.D.	52,500	236,660	289,160
Kevin P. Starr	85,000	236,660	321,660
James M. Frates	72,500	236,660	309,160
Michael F. Cola	75,000	236,660	311,660
Geno Germano	45,000	236,660	281,660
Asha Nayak, M.D., Ph.D. (3)	22,083	219,012	241,095
Elizabeth Barrett	55,000	236,660	291,660
George Golumbeski, Ph.D. (4)	50,000	236,660	286,660

(1)

The aggregate number of shares subject to stock option awards outstanding as of December 31, 2020 for the non-employee members of the Board of Directors was: Dr. Paul: 71,844, Mr. Starr: 71,844, Mr. Frates: 65,153, Mr. Cola: 92,677, Mr. Germano: 65,761, Dr. Nayak: 38,883, Ms. Barrett: 40,000, and Dr. Golumbeski: 40,976.

(2)

Except for stock option awards made to Dr. Nayak, amounts for stock option awards represent the aggregate grant-date fair value of stock option awards granted to our directors in 2020 computed in accordance with FASB Topic 718. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our consolidated financial statements and discussions in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the SEC. The amount represents the Black-Scholes value as of the date of grant for stock option grants made during 2020. The amount for Dr. Nayak represents the Black-Scholes value as of June 9, 2020 for 2,900 shares subject to Dr. Nayak’s stock option granted on November 6, 2017 that were accelerated and the extension of the exercise period for Dr. Nayak’s outstanding, vested stock options by six months. The amounts above reflect our aggregate accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by the directors.

(3)	Dr. Nayak resigned from our Board of Directors in June 2020.
(4)

Dr. Golumbeski elected to receive a grant of stock options in lieu of the cash retainer as payment for services rendered during 2020 and the grant date fair value of the grant was $45,261. The amount indicated in the “Fees Earned or Paid in Cash” column represents the forgone cash retainer for Dr. Golumbeski for 2020 board services.

The table below shows the cash retainers that our directors are eligible to receive under our current non-employee director compensation policy.

Annual Retainer
Board of Directors:
All non-employee members	$45,000
Additional retainer for Non-Executive Chair of the Board	$40,000
Audit Committee:
Chair	$20,000
Non-Chair members	$10,000
Compensation Committee:
Chair	$15,000
Non-Chair members	$7,500
Nominating and Corporate Governance Committee:
Chair	$10,000
Non-Chair members	$5,000

Under the non-employee director compensation policy, each person who is initially appointed or elected to the Board of Directors is eligible for an option grant to purchase 20,000 shares of our common stock on the date he or she becomes a non-employee director. Such initial equity grant shall vest in equal monthly installments during the 36 months following the grant date, subject to the non-employee director’s continued service on the Board of Directors. In addition, on the date of the annual meeting of stockholders, each continuing non-employee director will be eligible to receive an annual option grant to purchase 10,000 shares of our common stock, which will vest in full upon the earlier of the first anniversary of the date of grant or the day prior to the Company’s next annual meeting of stockholders, subject to the director’s continued service on the Board of Directors. All of the foregoing options will have an exercise price per share equal to the fair market value of a share of the Company’s common stock on the date of grant.

To further align director compensation to stockholder value creation, the non-employee director compensation policy allows non-employee directors to elect to receive a stock option award in lieu of their cash retainers as payment for their services on our Board of Directors and any committees. Non-employee directors who wish to participate must elect to receive the stock option award before January 1 of the year in which the cash compensation would otherwise be received, which we refer to as the Payment Year. Options are granted on the second business day of the Payment Year, and full vesting occurs on the last business day of the Payment Year. The number of shares underlying each option will be determined on the first business day of the Payment Year, and will equal the amount of cash retainers the director would receive in the Payment Year, divided by the product of (x) the closing trading price of our common stock on such first business day of the Payment Year and (y) 70%, which approximates a Black-Scholes valuation. Dr. Golumbeski made this election in December 2019 for his Board service in 2020, and Dr. Golumbeski and Ms. Barrett made this election in December 2020 for their Board service in 2021.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of March 31, 2021, for each person known to us to be the beneficial owner of more than five percent of our outstanding common stock; each of our named executive officers; each of our directors and nominees; and all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, we believe, based on the information provided to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

The table lists applicable percentage ownership based on 58,406,821 shares of our common stock outstanding as of March 31, 2021. The number of shares beneficially owned includes shares of our common stock that each person has the right to acquire within 60 days of March 31, 2021, including upon the exercise of stock options. These stock options shall be deemed to be outstanding for the purpose of computing the percentage of outstanding shares of our common stock owned by such person but shall not be deemed to be outstanding for the purpose of computing the percentage of outstanding shares of our common stock owned by any other person.

	Shares Beneficially Owned
Name and Address of Beneficial Owner(1)	Number	Percent
5% Stockholders
Entities Affiliated with Fidelity Investments(2)	7,806,699	13.4%
Biogen MA Inc.(3)	6,241,473	10.7%
The Vanguard Group, Inc.(4)	4,599,115	7.9%
Wellington Management Company LLP(5)	4,283,629	7.3%
Named Executive Officers and Directors
Barry E. Greene(6)	3,889	*
Jeffrey M. Jonas, M.D.(7)	648,876	1.1%
Named Executive Officers
Kimi Iguchi(8)	193,763	*
Michael Cloonan(9)	211,764	*
Anne Marie Cook(10)	204,994	*
Albert Robichaud, Ph.D.(11)	256,684	*
Other Directors
Steven Paul, M.D.(12)	457,121	*
Kevin P. Starr(13)	364,661	*
James M. Frates(14)	56,188	*
Michael F. Cola(15)	82,677	*
Geno Germano(16)	55,761	*
Elizabeth Barrett(17)	25,556	*
George Golumbeski, Ph.D.(18)	26,532	*
All directors and executive officers as a group (14 persons)(19)	2,823,520	4.7%

*	Indicates beneficial ownership of less than one percent.
(1)	Unless otherwise indicated, the address for each beneficial owner is c/o Sage Therapeutics, Inc., 215 First Street, Cambridge, Massachusetts 02142.
(2)

The address for Fidelity Management & Research Company, or Fidelity, is 245 Summer Street, Boston, MA 02210. A wholly owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, Fidelity is the beneficial owner of shares of common stock as a result of acting as investment adviser to various investment companies, or Fidelity Funds, registered under Section 8 of the Investment Company Act of 1940. Based solely on a Schedule 13G filed by FMR LLC on February 8, 2021, consists of 7,806,699 shares of common stock held by entities affiliated with FMR LLC. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B stockholders have entered into a stockholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the stockholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds advised by Fidelity Management & Research Company, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.
(3)

The address of Biogen Inc. and Biogen MA Inc. is 225 Binney Street, Cambridge, MA 02142. Consists of 6,241,473 shares held by Biogen MA Inc. Biogen MA Inc. and Biogen Inc. share voting and dispositive power with respect to all of the shares of our common stock reported as beneficially owned by them.

(4)

The address of The Vanguard Group, or Vanguard, is 100 Vanguard Blvd., Malvern, PA 19355. Based solely on a Schedule 13G filed on February 10, 2021, consists of 4,599,115 shares of common stock beneficially owned by Vanguard and its subsidiaries. Vanguard Asset Management, Limited, Vanguard Fiduciary Trust Company, Vanguard Global Advisors, LLC, Vanguard Group (Ireland) Limited, Vanguard Investments Australia Ltd, Vanguard Investments Canada, Inc., Vanguard Investments Hong Kong Limited, and Vanguard Investments UK, Limited are subsidiaries of Vanguard and have shared power to vote or direct to vote of 34,990 shares, sole power to dispose of or to direct the disposition of 4,522,358, and shared power to dispose or to direct the disposition of 76,757 shares.

(5)

The address of Wellington Management Company LLP, or Wellington, is 280 Congress St., Boston, MA 02210. Based solely on a Schedule 13G filed with the SEC on February 4, 2021, Wellington may be deemed to beneficially own the indicated shares and has shared dispositive power over 4,283,629 shares and shared voting power over 3,828,493 shares. The shares are owned of record by clients of the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP controls directly, or indirectly through Wellington Management Global Holdings, Ltd., the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP is owned by Wellington Group Holdings LLP. Wellington Group Holdings LLP is owned by Wellington.

(6)	Consists of 3,889 shares of common stock subject to options exercisable within 60 days of March 31, 2021.
(7)	Consists of 56,330 shares of our common stock owned directly, and 592,546 shares of common stock subject to options exercisable within 60 days of March 31, 2021.
(8)	Consists of 35,355 shares of our common stock owned directly, and 158,408 shares of common stock subject to options exercisable within 60 days of March 31, 2021.
(9)	Consists of 2,443 shares of our common stock owned directly, and 209,321 shares of common stock subject to options exercisable within 60 days of March 31, 2021.
(10)	Consists of 2,117 shares of our common stock owned directly, and 202,877 shares of common stock subject to options exercisable within 60 days of March 31, 2021.
(11)	Consists of 136,795 shares of our common stock owned directly, and 119,889 shares of common stock subject to options exercisable within 60 days of March 31, 2021.
(12)

Consists of 272,877 shares of our common stock owned directly, 30,600 shares held by the Steven M. Paul Family 2018 Delaware Irrevocable Trust FBO Morgan McGill of which the trustee is an independent institution and for which Mr. Paul acts as investment adviser, 30,600 shares held by the Steven M. Paul Family 2018 Delaware Irrevocable Trust FBO Jordan Fisch of which the trustee is an independent institution and for which Mr. Paul acts as investment adviser, 30,600 shares held by the Steven M. Paul Family 2018 Delaware Irrevocable Trust FOB Aaron Paul of which the trustee is an independent institution and for which Mr. Paul acts as investment adviser and 30,600 shares held by the Steven M. Paul Family 2018 Delaware Irrevocable Trust FOB Austin Paul of which the trustee is an independent institution and for which Mr. Paul acts as investment adviser; and 61,844 shares of our common stock subject to options exercisable within 60 days of March 31, 2021. Mr. Paul disclaims beneficial ownership of the shares held in trust.

(13)	Consists of 302,817 shares of our common stock owned by Mr. Starr directly, and 61,844 shares of common stock subject to options exercisable within 60 days of March 31, 2021.
(14)	Consists of 1,035 shares of our common stock held by the James M. Frates GRAT U/A Dtd 03/17/2017, and 55,153 shares of common stock subject to options exercisable within 60 days of March 31, 2021.

(15)	Consists of 82,677 shares of common stock subject to options exercisable within 60 days of March 31, 2021.
(16)	Consists of 55,761 shares of common stock subject to options exercisable within 60 days of March 31, 2021.
(17)	Consists of 25,556 shares of common stock subject to options exercisable within 60 days of March 31, 2021.
(18)	Consists of 26,532 shares of common stock subject to options exercisable within 60 days of March 31, 2021.
(19)

See footnotes 7 through 18 above. Consists of 940,461 shares of our common stock owned directly, and 1,883,059 shares of common stock subject to options exercisable within 60 days of March 31, 2021, including shares of our common stock beneficially owned by our Chief Medical Officer, Stephen J. Kanes, M.D., Ph.D.

EXECUTIVE OFFICERS

The following table identifies our executive officers and sets forth their current positions at Sage and their ages as of April 13, 2021.

Name	Age	Position
Barry E. Greene	58	Chief Executive Officer and Director
Jeffrey M. Jonas, M.D.	68	Chief Innovation Officer and Director
Kimi Iguchi	58	Chief Financial Officer
Michael Cloonan	50	Chief Operating Officer
Anne Marie Cook	59	Senior Vice President, General Counsel, Secretary
Stephen J. Kanes, M.D., Ph.D.	56	Chief Medical Officer
Albert J. Robichaud, Ph.D.	60	Chief Scientific Officer

Biographical information for each of our executive officers, as of April 13, 2021, other than Mr. Greene and Dr. Jonas is set forth below. Biographical information for Mr. Greene and Dr. Jonas can be found above under the heading “Directors Not Standing for Election or Re-Election.”

Kimi Iguchi. Ms. Iguchi has served as our Chief Financial Officer since March 2013. From 2011 to 2013, Ms. Iguchi provided financial consulting services to various companies. From 2008 to 2011, Ms. Iguchi served as the Chief Operating Officer, North America for Santhera Pharmaceuticals Holding AG. From 2004 to 2007, Ms. Iguchi held the role of Vice President of Finance at Cyberkinetics Neurotechnology Systems, Inc. From 1998 to 2004, Ms. Iguchi was the Senior Director of Financial Reporting and Analysis at Millennium Pharmaceuticals, Inc., and from 1996 to 1998 was the Senior Manager, External Reporting at Biogen, Inc. From 1987 to 1995, Ms. Iguchi worked as a business assurance manager at PricewaterhouseCoopers LLP. Ms. Iguchi received her B.A. in chemistry from Drew University and an M.B.A. from Northeastern University.

Michael Cloonan. Mr. Cloonan has served as our Chief Operating Officer since May 2020. Prior to his promotion to Chief Operating Officer, Mr. Cloonan served as Chief Business Officer since April 2017. In March 2021, we and Mr. Cloonan agreed that he would depart the Company after a transition period that ends on May 3, 2021. Prior to joining us, Mr. Cloonan worked in various leadership positions at Biogen, Inc. from 2003 to April 2017, including Senior Vice President, US Commercial from 2015 to April 2017, Senior Vice President, Global Commercial Strategy from 2014 to 2015, Managing Director, Australia and New Zealand affiliate from 2011 to 2014, Vice President, Business Planning from 2010 to 2011, Senior Director, Patient Services US Commercial from 2008 to 2010, and Director, Business Planning from 2003 to 2008. Mr. Cloonan received his B.A. in economics and accounting from the College of the Holy Cross and his M.B.A. from the Darden Graduate School of Business Administration at the University of Virginia.

Anne Marie Cook. Ms. Cook has served as our Senior Vice President, General Counsel since September 2015 and corporate Secretary since December 2015. Prior to joining us, she served from December 2011 to September 2015 as Senior Vice President, General Counsel of Aegerion Pharmaceuticals, Inc. From December 2008 to December 2011, Ms. Cook was a partner at the law firm Choate Hall & Stewart LLP. From April 2007 to December 2008, Ms. Cook was a Principal at the law firm Miller Canfield P.L.C. From September 2005 until April 2007, Ms. Cook served as General Counsel and Senior Vice President, Business and Corporate Development, and Secretary of ViaCell, Inc. Prior to joining ViaCell, Ms. Cook spent thirteen years at Biogen Idec Inc., most recently as Vice President, Chief Corporate Counsel. Ms. Cook holds a B.S. degree from Tufts University and a J.D. degree from the University of Notre Dame Law School.

Stephen J. Kanes, M.D., Ph.D. Dr. Kanes has served as our Chief Medical Officer since July 2013. From 2012 to 2013, he served as the Chair of the neuroscience safety knowledge group at AstraZeneca plc, or AstraZeneca. From 2011 to 2013, Dr. Kanes served as the Executive Director—Therapeutic Area Clinical Director for the inflammation, neuroscience and respiratory GMED Division of AstraZeneca. From 2008 to 2012, Dr. Kanes

served as the Medical Science Senior Director for the neuroscience established brands and emerging anesthesia Group Product Team and in other positions of increasing responsibility in the Neuroscience Discovery Medicine, early and late development groups of AstraZeneca. From 1999 to 2006, Dr. Kanes was a practicing psychiatrist. Dr. Kanes was a faculty member in the Psychiatry Department at the University of Pennsylvania School of Medicine, where he continues to serve as an adjunct assistant professor of psychiatry. Dr. Kanes received his B.A. from the University of Pennsylvania and both his Ph.D. and M.D. from State University of New York—Stony Brook. Dr. Kanes completed his psychiatry residency at Yale-New Haven Medical Center and postdoctoral fellowship at the University of Pennsylvania.

Albert J. Robichaud, Ph.D. Dr. Robichaud has served as our Chief Scientific Officer since November 2011. From 2010 to 2011, he was Vice President of Chemistry and Pharmacokinetic Sciences at Lundbeck, Inc., a pharmaceutical company. From 2002 to 2010, Dr. Robichaud was Senior Director and Head of the Neuroscience Discovery Chemistry department of Wyeth Research. Dr. Robichaud earned a B.S. in chemistry from Rensselaer Polytechnic Institute, a Ph.D. in organic chemistry from the University of California, Irvine and was an American Chemical Society postdoctoral fellow at Colorado State University.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Except as described below, there have been no transactions or series of similar transactions since January 1, 2020, other than compensation arrangements, entered into to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of any of the foregoing persons or any affiliated entity, had or will have a direct or indirect material interest.

Collaboration Agreement with Biogen

As described above under the heading “Corporate Background and Highlights for 2020,” we entered into a collaboration and license agreement with Biogen MA Inc., or BIMA, and Biogen International GmbH for the development, manufacture and commercialization of products containing zuranolone and SAGE-324 in the U.S. and granting Biogen rights to develop and commercialize those products in the rest of the world other than Japan, Taiwan and South Korea in the case of zuranolone. In accordance with this agreement, we received an upfront payment of $875.0 million from Biogen. We also have agreed to share equally with Biogen in the costs for development and commercialization of the products and the operating profits and losses arising from net sales in the U.S. We are also eligible to receive tiered royalties from Biogen for net sales in licensed jurisdictions outside the U.S., and are eligible to receive up to $1.6 billion in potential milestone payments. Any payments made in accordance with these arrangements are pursuant to the terms of the collaboration and license agreement and subject to specified exceptions. In connection with our entry into the collaboration and license agreement, we also entered a stock purchase agreement with BIMA pursuant to which we issued and sold $650.0 million of our common stock to BIMA in 2020. As a result, BIMA is the beneficial owner of more than 5% of our voting securities.

In connection with the completion of our initial public offering, or IPO, in July 2014, we adopted a written related party policy that requires all future transactions between us and any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of, or entities affiliated with, any of them, or any other related persons (as defined in Item 404 of Regulation S-K) or their affiliates, in which the amount involved is equal to or greater than $120,000, be approved in advance by our Audit Committee. Any request for such a transaction must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, our Audit Committee is to consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to, the extent of the related party’s interest in the transaction, and whether the transaction is on terms no less favorable to us than terms we could have generally obtained from an unaffiliated third party under the same or similar circumstances.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Michael F. Cola, Steven Paul, M.D. and James M. Frates serve on our Compensation Committee, which is chaired by Michael F. Cola. None of the members of our Compensation Committee has at any time during the last three years been an officer or employee of the Company or had any relationship requiring disclosure under Item 404 of Regulation S-K. Dr. Jonas serves on the Board of Directors of Karuna Pharmaceuticals, Inc., or Karuna, and Steven Paul, M.D. is Chief Executive Officer and Chairman of the Board of Karuna. None of our other executive officers currently serves, or in the past fiscal year has served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Audit Committee Report

The Audit Committee operates under a written charter approved by the Board of Directors, which provides that its responsibilities include the oversight of the quality of our financial reports and other financial information and our compliance with legal and regulatory requirements; the appointment, compensation, and oversight of our independent registered public accounting firm, PricewaterhouseCoopers LLP, including reviewing their independence; reviewing and approving the planned scope of our annual audit; reviewing and pre-approving any non-audit services that may be performed by PricewaterhouseCoopers LLP; the oversight of our internal audit function; reviewing with management and our independent registered public accounting firm the adequacy of our internal controls over financial reporting; and reviewing our critical accounting policies and estimates and the application of accounting principles generally accepted in the United States of America.

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management is responsible for our internal controls, financial reporting process, and compliance with laws and regulations and ethical business standards. PricewaterhouseCoopers LLP is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”). The Audit Committee’s main responsibility is to monitor and oversee this process.

The Audit Committee reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2020 with management. The Audit Committee discussed with PricewaterhouseCoopers LLP the matters required to be discussed by PCAOB Auditing Standard No. 1301 and the SEC. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

The Audit Committee considered any fees paid to PricewaterhouseCoopers LLP for the provision of non-audit related services and does not believe that these fees compromise PricewaterhouseCoopers LLP’s independence in performing the audit.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the SEC.

The information contained in this report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act, except to the extent that we specifically incorporate it by reference into such filing.

By the Audit Committee of the Board of Directors of Sage Therapeutics, Inc.,

James M. Frates, Chair

Elizabeth Barrett

Michael F. Cola

HOUSEHOLDING OF PROXY MATERIALS

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice of Internet Availability of Proxy Materials, Proxy Statement, and Annual Report to Stockholders for the year ended December 31, 2020, as applicable, is being delivered to multiple stockholders sharing an address, unless they have given contrary instructions. We will promptly deliver a separate copy of any of these documents to you if you call us at (617) 949-4256 or write to us at 215 First Street, Cambridge, Massachusetts 02142, Attention: Investor Relations. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D47071-P53669 SAGE THERAPEUTICS, INC. Annual Meeting of Stockholders June 10, 2021 9:00 a.m. Eastern Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Barry Greene, Kimi Iguchi and Anne Marie Cook, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of SAGE THERAPEUTICS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. Eastern Time on June 10, 2021, virtually at www.virtualshareholdermeeting.com/SAGE2021, and any adjournments or postponements thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side

VOTE BY INTERNET Before The Meeting—Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of SAGE THERAPEUTICS, INC. 215 FIRST STREET information. Vote by 11:59 p.m. Eastern Time on June 9, 2021. Have your proxy CAMBRIDGE, MA 02142 card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/SAGE2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 9, 2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D47070-P53669 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY SAGE THERAPEUTICS, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends you vote FOR number(s) of the nominee(s) on the line below. the following: 1. To elect three directors, Elizabeth Barrett, Geno Germano, ! ! ! and Steven Paul, M.D., each to serve as a Class I director until the 2024 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified, subject to his or her earlier death, resignation, or removal; Nominees: 01) Elizabeth Barrett 02) Geno Germano 03) Steven Paul, M.D. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021; ! ! ! 3. To hold a non-binding advisory vote to approve the compensation paid to our named executive officers; and ! ! ! 4. To transact such other business as may properly come before the meeting or at any and all adjournments or postponements thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date